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                                                                     Exhibit 4.2

                      SECOND AMENDED, RESTATED AND EXTENDED



                            WASTE DISPOSAL AGREEMENT



                                     between



                       ----------------------------------
                                 (Municipality)


                                       and


             PENOBSCOT ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP



DATED:  _____________________
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                                TABLE OF CONTENTS

Article I      Definitions ..................................................  3
Article II     Representations, Warranties and Covenants..................... 10
Article III    Operation of the Facility..................................... 13
Article IV     Weighing ..................................................... 14
Article V      Delivery of Waste to Company.................................. 16
Article VI     Determination of Tipping Fee.................................. 20
Article VII    Capital and Maintenance Reserve Account....................... 22
Article VIII   Term of the Agreement, Termination............................ 27
Article IX     Unacceptable and Hazardous Waste.............................. 30
Article X      Suspension of Operations...................................... 31
Article XI     Damage or Destruction......................................... 32
Article XII    Municipal Review Committee.................................... 32
Article XIII   Default; Liquidated Damages................................... 36
Article XIV    Change in Law ................................................ 39
Article XV     Force Majeure ................................................ 41
Article XVI    Additional Remedies Upon Material, Adverse Changes............ 42
Article XVII   Assignment.................................................... 46
Article XVIII  Performance Credits........................................... 47
Article XIX    Exercise of Option to Extend Term; Option To Purchase
               Partnership Interests; Option To Purchase Limited
               Partnership Interests ........................................ 51
Article XX     Notices....................................................... 57
Article XXI    Binding Effect ............................................... 58
Article XXII   Other Documents............................................... 58
Article XXIII  Headings...................................................... 58
Article XXIV   Counterparts.................................................. 58
Article XXV    Applicable Law ............................................... 59
Article XXVI   Amendment of Agreement........................................ 59
Article XXVII  Severability ................................................. 59
Article XXVIII Relationship of the Parties................................... 59
Article XXIX   Representatives............................................... 59
Article XXX    Integration; Conflicts........................................ 60
Article XXXI   Consents...................................................... 60
Article XXXII  Arbitration................................................... 60


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Article XXXIII Miscellaneous ................................................ 61

                                    Schedules

Schedule A     Notices;  Guaranteed Annual Tonnage.......................i
Schedule B     Charter Municipalities and Reference GATs................ii
Schedule C     Tipping Fee Calculation..................................vi
Schedule D     Procedure To Exercise Option To Purchase Facility under
               Article XVI, Paragraph A ...............................xii
Schedule E     Distributable Cash.....................................xiii
Schedule F     Performance Standards..................................xvii
Schedule G     Types of Vehicles........................................xx
Schedule H     [Deleted]
Schedule H1    [Deleted]
Schedule I     [Deleted]
Schedule J     Litigation and Governmental Proceeding Disclosure......xxiv
Schedule K     [Deleted]

Acknowledgment of Bangor Hydro-Electric Company
Acknowledgment and Agreement of Municipal Review Committee, Inc.


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         SECOND AMENDED, RESTATED AND EXTENDED WASTE DISPOSAL AGREEMENT

            This Second Amended, Restated and Extended Waste Disposal Agreement (this "Agreement") is entered into in the State of Maine by and between __________ ______________, Maine, a municipal corporation hereinafter called "MUNICIPALITY"; and Penobscot Energy Recovery Company, Limited Partnership, a Maine limited partnership hereinafter called "COMPANY," and amends, restates and extends in its entirety that certain First Amended and Restated Waste Disposal Agreement, between MUNICIPALITY and COMPANY, dated as of _________, 199_, as heretofore amended and supplemented (as so amended and supplemented, the "Outstanding Agreement").

            WHEREAS, MUNICIPALITY is in need of a comprehensive, environmentally sound, reliable, long-term management strategy for handling the present and projected volumes of non-hazardous Solid Waste generated within MUNICIPALITY;

            WHEREAS, it is the policy of the State of Maine to reduce the volume of Solid Waste going into landfills, to recycle Solid Waste whenever possible and to maximize resource recovery;

            WHEREAS, improved waste management within the region of which MUNICIPALITY is a part will serve the following goals:

            1. Recovery of energy from waste;

            2. Reduction in indiscriminate disposal of waste;

            3. Coordination of Solid Waste management among political subdivisions; and

            4. Orderly and deliberate development of financially secure waste facilities:

            WHEREAS, State law requires each municipality to provide for disposal facilities for domestic and commercial non-hazardous Solid Waste generated within such municipality;


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            WHEREAS,   Solid  Waste  issues  present  communities  with  serious
long-term financial, management, governmental and technical problems in the disposal of Solid Waste;

            WHEREAS, effective management of Solid Waste is crucial to the continued financial well-being of MUNICIPALITY and the region of which it is a part;

            WHEREAS, COMPANY owns and operates a facility that recovers certain recyclable materials and otherwise converts Solid Waste into energy in the Town of Orrington, Penobscot County, Maine (as hereinafter defined, the "Facility");

            WHEREAS, MUNICIPALITY is willing to assure the steady supply of specified quantities of Solid Waste to the Facility for a fixed period; and

            WHEREAS, approximately 130 communities delivering Solid Waste to COMPANY (as hereinafter defined, the "Charter Municipalities") have so-called "charter municipality" waste disposal agreements with COMPANY; and

            WHEREAS, COMPANY and Bangor Hydro-Electric Company (as hereinafter defined, "Bangor Hydro") have entered into a Power Purchase Agreement, as amended, pursuant to which Bangor Hydro has agreed to purchase the electric generating capacity of, and electric power generated at, the Facility; and

            WHEREAS, Bangor Hydro desires to reduce the price for energy and capacity as now provided for in the Power Purchase Agreement and has requested that COMPANY amend the Power Purchase Agreement to reduce the burden on its ratepayers; and

            WHEREAS, to effect such amendment it is necessary to refinance the outstanding indebtedness that financed the Facility as well as to amend the outstanding "charter municipality" waste disposal agreements between COMPANY and such charter municipalities (as hereinafter defined, the "Charter Municipalities"); and

            WHEREAS, MUNICIPALITY and other Charter Municipalities are members of the Municipal Review Committee, Inc., which has engaged in discussions and negotiations with Bangor Hydro and COMPANY on behalf of MUNICIPALITY and the other Charter Municipalities, resulting in a plan to restructure the Power Purchase Agreement and the


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outstanding "charter municipality" waste disposal agreements and to refinance the outstanding indebtedness that financed the Facility; and

            WHEREAS, COMPANY seeks to amend, supplement and extend its existing waste disposal agreement with MUNICIPALITY and substantially similar waste disposal agreements with other Charter Municipalities it serves, and, for the convenience of the parties, to restate such amended, supplemented and extended agreements;

            NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency thereof being hereby acknowledged, MUNICIPALITY and COMPANY hereby agree to amend, supplement and extend the Outstanding Agreement and to restate the Outstanding Agreement as so amended, supplemented and extended, as follows: ARTICLE I. DEFINITIONS

            A. "Acceptable Waste" means [this definition to be adapted for each Charter Municipality based on applicable provisions of its existing waste disposal agreement] Solid Waste, including all ordinary household, municipal, institutional, commercial and industrial wastes which consist primarily of combustible materials, except for the following (unless Specially Permitted Waste):

            1. demolition or construction debris from building and roadway projects or locations;

            2.    liquid wastes or sludges;

            3.    abandoned or junk vehicles;

            4.    Hazardous Waste;

            5.    dead animals or portions thereof or other pathological wastes;

            6.    water treatment facility residues;

            7.    tree stumps;

            8.    tannery sludge;


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            9.    waste oil;

            10. discarded "white goods" such as freezers, refrigerators, washing machines, etc.;

            11. waste which in the reasonable judgment of COMPANY'S weigh station operator based solely upon a visual inspection has a BTU content of less than 4000 BTU's per pound unless the waste fails to meet the aforementioned BTU minimum requirement solely because of the moisture content of such waste and such moisture content is due to abnormally wet weather conditions;

            Notwithstanding  the  above  limitations,   Acceptable  Waste  shall
include Specially Permitted Waste.

            B. "Agreement" means this Second Amended, Restated and Extended Waste Disposal Agreement (including Schedules attached hereto) between MUNICIPALITY and COMPANY, as it may be amended or supplemented from time to time in accordance with its terms.

            C. "Amending Charter Municipality" means a Charter Municipality that enters into a waste disposal agreement with COMPANY on terms substantially similar to those contained in this Agreement on or before September 30, 1998. Amending Charter Municipalities shall also include (i) those municipalities which, with the prior approval of the Municipal Review Committee, enter into a new waste disposal agreement with COMPANY and those municipalities which amend and supplement their outstanding waste disposal agreements with COMPANY on terms substantially similar to those contained in this Agreement after September 30, 1998 and before March 31, 2004, and (ii) those municipalities which after the Closing Date enter into an agreement with COMPANY and are recognized by the Municipal Review Committee and COMPANY as an Amending Charter Municipality pursuant to Article VIII(C); provided, however, that Amending Charter Municipalities described in clauses (i) and (ii) of this sentence shall not have the rights of Amending Charter Municipalities to receive warrants for shares of


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common stock of Bangor Hydro, as contemplated by Article XII, paragraph E, or to purchase limited  partnership  interests in COMPANY,  as contemplated by Article
XIX.

            D. "Bangor Hydro" means Bangor Hydro-Electric Company, a Maine corporation, or any permitted successors as Buyer under the Power Purchase Agreement, dated as of June 21, 1984, as amended through Amendment No. 2, with the COMPANY.

            E. "By-Pass Waste" means all Acceptable Waste which COMPANY is required but is unable to accept at the Facility.

            F. "Capital and Maintenance Reserve Account" means the reserve account established by COMPANY and more specifically described in Article VII.

            G. "Change in Law" means those events described in Article XIV hereof.

            H. "Charter Municipality" means the MUNICIPALITY and each municipality that is a party to a waste disposal agreement with COMPANY on terms substantially similar to those contained in the Outstanding Agreement or this Agreement, and which are listed and designated as such on Schedule B hereto, as such schedule may be amended by COMPANY upon the request of the Municipal Review Committee from time to time in accordance with the provisions of Article V, paragraph F.

            I. "Closing Date" means the date on which refunding bonds are issued by the Finance Authority of Maine, or other issuer, and funds are made available to COMPANY to redeem all of the outstanding bonds issued by the Town of Orrington, Maine, to finance the Facility, and Bangor Hydro and COMPANY shall have executed and delivered Amendment No. 2 to the Power Purchase Agreement with COMPANY, Bangor Hydro and the other parties thereto shall have executed and delivered the warrant agreement referenced in Article XII, paragraph E, and the parties to the Trust Agreement shall have executed and delivered the Trust Agreement.

            J. "COMPANY" means Penobscot Energy Recovery Company, Limited Partnership, a Maine limited partnership, or any successor thereto or assign thereof as permitted by this Agreement.


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            K. "CPI-U" means the Consumer Price Index-All Urban Consumers (U.S.
cities average, all items) as published bi-monthly by the United States Bureau of Labor Statistics in a report currently entitled "CPI Detailed Report." If this index ceases to be published, a comparable index shall be designated by agreement of COMPANY and the Municipal Review Committee.

            L. "Delivery Hours" means a minimum of not less than eight (8) hours per day Monday through Saturday, certain specified holidays excluded, during which deliveries of Acceptable Waste, will be normally accepted at the Facility. Such hours shall be determined by COMPANY with due consideration to be given to the needs of MUNICIPALITY and the concerns of the Host Municipality. Delivery Hours may be suspended by COMPANY due to a Suspension of Operations, hazardous conditions or lawful orders to do so.

            M. "District" means the Penobscot Valley Refuse Disposal District or any other successor district which may be formed to exercise some or all of the powers of said district or those powers which are conferred upon municipalities pursuant to 38 M.R.S.A. Chapter 17.

            N. "Equity Charter Municipality" means an Amending Charter Municipality that timely exercises the option to participate in the purchase of a limited partnership interest in COMPANY granted in Article XIX, paragraph C.

            O. "Facility" means the waste to energy facility owned by COMPANY in Orrington designed to convert Acceptable Waste into electrical and/or steam energy.

            P. "FEPR" means front end processing residue, including glass, grit, ferrous metals and other non-processible material removed from the waste stream prior to combustion.

            Q. "Force Majeure Event" means an act of God, act of public enemy, war, earthquake, storm, flood, and other causes not reasonably within the control of any party invoking Article XV for its benefits.


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            R.  "Guaranteed   Annual  Tonnage"  means  the  number  of  tons  of
Acceptable Waste that originates within its boundaries which MUNICIPALITY guarantees to deliver to the Facility during the Operating Year (as initially set forth on Schedule A attached hereto), as such number of tons may be adjusted pursuant to Article V hereof.

            S. "Guaranteed Plant Capacity Share" means a number of tons of Acceptable Waste equal to 125% of MUNICIPALITY's Guaranteed Annual Tonnage as in effect with respect to MUNICIPALITY in any Operating Year, which COMPANY is required to accept from MUNICIPALITY during such Operating Year.

            T. "Hazardous Waste" means waste with inherent properties which make such waste dangerous to manage by ordinary means, including, but not limited to, chemicals, explosives, pathological wastes, radioactive wastes, toxic wastes and other wastes defined as hazardous at any time during the term of this Agreement by the State of Maine or the Resource Conservation and Recovery Act of 1976 as amended, or other Federal, State or local laws, regulations, orders, or other actions promulgated or taken with respect thereto.

            U. "Host Municipality" means the municipality of Orrington, Penobscot County, Maine which is not a Charter Municipality.

            V. "MRC Administration Authorization" means the bylaws of the Municipal Review Committee, as amended and restated and in effect on the Closing Date, which govern the rights and obligations of the Municipal Review Committee in its capacity as advisor or agent to the Amending Charter Municipalities in respect of all or certain of its duties under this Agreement and other agreements contemplated by this Agreement, including Articles XII and XIX of this Agreement, as such bylaws may be amended or supplemented from time to time, or any successor or supplemental agreement between the Municipal Review Committee and the Amending Charter Municipalities.

            W. "Municipal Review Committee" means the Municipal Review Committee, Inc., a nonprofit corporation organized under the laws of the State of Maine, or any


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successor  entity  operating as the Municipal  Review  Committee as described in
Article XII as the same may be constituted from time to time.

            X. "Operating Year" means a twelve (12) month period of Facility operation beginning January 1 and concluding December 31.

            Y. "Outstanding Agreement" means the existing First Amended and Restated Waste Disposal Agreement, dated _______________, 199_, between MUNICIPALITY and COMPANY, as such had been heretofore amended and supplemented.

            Z. "Pass-through Cost" has the meaning given in Paragraph B of Schedule C to this Agreement.

            AA. "Reference GAT" means, with respect to a Charter Municipality and as of the date of determination, the Guaranteed Annual Tonnage set forth opposite such Charter Municipality on Schedule B, which initially is the Guaranteed Annual Tonnage of such Charter Municipality as of March 31, 1995, as such may be amended from time to time in accordance with the provisions of
Article V, paragraph F.

            BB. "Residue" means materials (including, but not limited to, bottom ash, fly ash, and solids from emission control equipment) remaining after processing of Acceptable Waste at the Facility.

            CC. "Solid Waste" means non-hazardous solid materials with insufficient liquid content to be free-flowing which are of no value to the immediate source from which they emanate as evidenced by their disposal, discard, or abandonment without consideration in return, including, but not limited to, rubbish, sludge from a wastewater treatment plant, scrap materials, junk, and refuse, but excluding septic tank sludge and agricultural waste. The fact that value may be derived from such solid materials by recycling, reprocessing, or other method of resource recovery shall have no bearing upon their classification as "Solid Waste."

            DD. "Specially Permitted Waste" means Unacceptable Waste which COMPANY by written addendum to this Agreement agrees to accept at the Facility to the extent that efficient operation of


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the Facility will permit, subject to such conditions and limitations as may be imposed by COMPANY.

            EE. "Spot Market Contract" means a written or oral agreement for not more than one (1) year between COMPANY and an entity, municipal or non-municipal, allowing deliveries of Acceptable Waste on an interruptible basis at COMPANY's option in each case, pursuant to which said entity has the right to deliver Acceptable Waste to the Facility, and COMPANY agrees to accept such Acceptable Waste, subject to interruption, or termination at the COMPANY's sole discretion.

            FF. "Supplemental Fuel" means, oil, coal, natural gas, wood chips, other biomass, tires, or any other fuel burned or consumed in the Facility's combustion units as a supplement to Acceptable Waste, excluding oil burned during a start up or shut down of the Facility.

            GG. "Suspension of Operations" means the suspension of the Facility's operation for a temporary period to allow for repairs, maintenance, retrofitting, change in law modifications and regulatory compliance during which COMPANY is unable to accept delivery of Acceptable Waste at the Facility.

            HH. "Termination of Operations" means the termination of the Facility's operation with no apparent intention or ability to resume operation.

            II. "Tipping Fee" means the payments required to be made by MUNICIPALITY to COMPANY for processing Acceptable Waste at the Facility, diverting By-Pass Waste to another location at the COMPANY's cost or as otherwise provided for in this Agreement.

            JJ. "Trust Agreement" means the [Trust Agreement] to be entered into between COMPANY and a trustee, pursuant to which a trust is established to receive all revenues of the Facility and to distribute the same as therein provided.

            KK. "Unacceptable Waste" means all Solid Waste that is not Acceptable Waste.


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            ARTICLE II. REPRESENTATIONS, WARRANTIES AND COVENANTS

            A. COMPANY warrants and represents to MUNICIPALITY the following:

                  1. COMPANY is a limited partnership duly organized and validly existing under the laws of the State of Maine in good standing, and authorized to do business under the laws of the State of Maine and that it has full power and authority to execute and to enter into this Agreement and is qualified to perform this Agreement in accordance with its terms.

                  2. The execution and delivery of this Agreement by COMPANY has been duly authorized by all appropriate partnership actions and this Agreement constitutes the legal, valid and binding obligation of COMPANY enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy or similar laws affecting creditor's rights and by application of equitable principles if equitable remedies are sought).

                  3. Assuming the redemption of all Town of Orrington bonds and cancellation of the letter of credit supporting such bonds, the execution, delivery and performance of this Agreement by COMPANY will not violate any provision of law, any order of any court or other agency of government, the Agreement of Limited Partnership of COMPANY, as amended, supplemented and restated, or any indenture, material agreement or other instrument to which COMPANY is now a party or by which it or any of its properties or assets is bound, or be in conflict with, result in a breach of or constitute a default (with due notice of the passage of time or both) under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of COMPANY.

                  4. Except as set forth on Schedule J, to the best of its knowledge, there is no pending or threatened litigation or governmental proceeding which would adversely affect COMPANY's ability to operate the Facility or would affect its ability to perform its obligations under this Agreement.


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                  5.  Each  general  partner  of  COMPANY  is  either a  limited partnership or corporation duly organized and validly existing under the laws of the State of its organization in good standing and qualified to do business in the State of Maine, and has the power to enter into, and had duly authorized by proper action the execution and delivery of, this Agreement as general partner on behalf of COMPANY. The execution and delivery of this Agreement by such general partners of COMPANY and performance of this Agreement by such general partners of COMPANY and performance of this Agreement by COMPANY will not (i) violate any provision of law or any order of any court or other agency of government applicable to such general partner, (ii) violate the organizational documents of such general partner, or (iii) be in conflict with, result in a breach of, or constitute a default (with due notice or the passage of time or both) under any such material indenture, agreement or other instrument to which such general partner is now a party or by which it or any of its properties or assets is bound.

                  6. COMPANY shall provide to MUNICIPALITY an opinion of its legal counsel to the effect of Paragraphs 1 through 5.

            B. MUNICIPALITY warrants and represents to COMPANY each of the following:

                  1. The execution and delivery of this Agreement has been duly authorized by all appropriate actions of MUNICIPALITY'S governing body, and this Agreement constitutes the legal, valid and binding obligations of MUNICIPALITY enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy or similar laws affecting creditors' rights, and by application of equitable principles if equitable remedies are sought).

                  2. To the best of its knowledge, there is no pending or threatened litigation or governmental proceedings which would affect its ability to perform its obligations under this Agreement.

                  3. MUNICIPALITY shall provide to COMPANY (and if COMPANY requests, to any financial institution providing financing for the Facility or credit


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support for any  refinancing of the Facility) an opinion of its legal counsel to the effect of Paragraphs 1 through 2.

            ARTICLE III. OPERATION OF THE FACILITY

            A. COMPANY shall, except as otherwise expressly provided for herein:

                  1. Either operate and maintain the Facility so as to be capable of receiving and combusting Acceptable Waste in quantities up to the aggregate Guaranteed Plant Capacity Shares of all Charter Municipalities or arrange for the disposal of such Acceptable Waste in the manner provided herein for By-Pass Waste; provided, however, that COMPANY shall in no event be obligated to accept or process Unacceptable Waste; and

                  2. Require any operator of the Facility (including COMPANY, if applicable) to operate the Facility in accordance with standards that are not lower than the General Duties (as that term is defined in the current Operations and Maintenance Agreement between COMPANY and ESOCO Orrington, Inc.).

            B. COMPANY shall use reasonable efforts to maintain the Facility in a manner which will minimize any adverse impact upon residents of the surrounding area, including the following:

                  1. all waste and waste by products shall be screened from public view by natural buffers or man-made barriers;

                  2. vehicular access to the Facility shall be restricted during non-Delivery Hours;

                  3. the premises of the Facility, except for storage areas, shall be kept reasonably free of litter and other debris other than in its designated location; and

                  4. roads on the premises of the Facility shall be kept in good order and repair.

            C. COMPANY shall accept Acceptable Waste at the Facility during Delivery Hours only, except that if in the event of a natural disaster or other emergency condition, MUNICIPALITY requests COMPANY to accept Acceptable Waste outside of Delivery Hours,


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

COMPANY shall make a reasonable effort to accommodate MUNICIPALITY's request provided MUNICIPALITY agrees to pay any additional expenses that COMPANY may incur in accommodating such request. If COMPANY determines that it is not able to accommodate such request, its determination shall be final. In case of such a determination, COMPANY will make a reasonable effort to locate an alternative disposal or storage site for such Acceptable Waste.

            D. The marketing of energy products and materials produced by the Facility, including the pricing thereof, shall be sole and exclusive prerogative of COMPANY and COMPANY, except as otherwise set forth herein shall be exclusively entitled to any benefits derived from the sale of any materials it may recover from Acceptable Waste.

            E. COMPANY shall be responsible at its cost for disposing of all Residue generated by the Facility and all By-Pass Waste except as otherwise provided for in this Agreement but MUNICIPALITY shall bear all costs of delivering waste to the Facility, including the costs of operating transfer stations and all costs of removing any significant quantities of Unacceptable Waste delivered to the Facility by MUNICIPALITY or its agents.

            ARTICLE IV. WEIGHING

            A. Except as otherwise provided herein, COMPANY shall operate and maintain for use by MUNICIPALITY, a container and/or motor truck scale (or scales) to weigh all vehicles of up to sixty (60) feet in length delivering Acceptable Waste to the Facility for disposal. COMPANY shall provide for regular inspections of the scale(s) by the appropriate public officials with responsibility for certifying weights and measures to ensure their reasonable accuracy, such inspection to be conducted not less than annually, and at such other times as MUNICIPALITY at its expense deems necessary. COMPANY shall have available a backup scale for use when installed scales are inoperative.

            B. Deliveries by MUNICIPALITY shall be recorded separately. COMPANY and MUNICIPALITY shall jointly establish reasonable procedures to ensure proper vehicle identification and weighing of loads. Unless otherwise agreed, each incoming and


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

outgoing waste vehicle shall be weighed with gross weight, time, and truck identification indicated on a weigh record. MUNICIPALITY, COMPANY and operator of each weighed vehicle shall receive a copy of the weigh ticket. Each weigh ticket shall include at least the following information:

            * Date and Time

            * Hauler Code

            * Vehicle I.D. number

            * Tons delivered (to nearest hundredth of a ton)

COMPANY shall retain all weigh tickets for a period of not less than one year. The weigh records shall be used by COMPANY and MUNICIPALITY as a basis for the calculations required herein and shall be verified at least annually. MUNICIPALITY shall have the right to inspect COMPANY's weigh records upon 24 hours prior written notice. Such inspections shall be conducted during business hours in such a manner as to not unreasonably interfere with Facility operations.

            C. If all weighing facilities are inoperative or are being tested, COMPANY shall estimate the quantity of waste delivered on the basis of truck volumes and estimated data obtained through historical information pertinent to MUNICIPALITY. These estimates shall take the place of actual weighing records during the scale outage.

            D. In the event Acceptable Waste is directed to another facility under the provisions of this Agreement, the weight records of the place of disposal, absent manifest error, shall be used to determine the tonnage of Acceptable Waste for purposes of this Agreement.

            E. COMPANY agrees to notify MUNICIPALITY and the Municipal Review Committee of the amount of recycled waste delivered to the Facility that can be credited toward its recycling goals for the purpose of compliance and reporting under the Maine Comprehensive Solid Waste Act and to provide the Municipal Review Committee on an annual basis the aggregate amount of such credited recycled waste, to the extent allowed by the State Planning Office or any successor.

            ARTICLE V. DELIVERY OF WASTE TO COMPANY

            A. MUNICIPALITY will use its best efforts to cause to be delivered to the Facility in self discharging equipment of the general type specified in Schedule G the Acceptable Waste collected by it and other Acceptable Waste under its control up to its Guaranteed Plant Capacity Share and will adopt reasonable measures to prevent the disposal of Unacceptable Waste at the Facility.

            B. MUNICIPALITY shall use its best efforts to cause to be delivered to the Facility the Acceptable Waste per operating month as shown on Schedule A.

            C. COMPANY agrees that MUNICIPALITY may at its option, at any time or from time to time during the term of this Agreement, if MUNICIPALITY is not then in default hereunder, increase its Guaranteed Annual Tonnage (and, as a consequence, its Guaranteed Plant Capacity Share) upon giving written notice thereof to COMPANY; provided, however, that MUNICIPALITY may not, by the exercise of the option granted in this paragraph C, increase its Guaranteed Annual Tonnage to more than 125% of its Reference GAT. The increase in Guaranteed Annual Tonnage shall take effect as of January 1 of the second calendar year following the calendar year in which COMPANY receives written notice from MUNICIPALITY of the increase.

            D. COMPANY agrees that the Charter Municipalities may pool their rights to increase their Guaranteed Annual Tonnage under paragraph C of this
Article V or similar provisions of other waste disposal agreements with COMPANY (substantially similar to the Outstanding Agreement or this Agreement) so as to permit any Charter Municipality, if it is not then in default under its waste disposal agreement with COMPANY and subject to the prior written consent of the Municipal Review Committee delivered to COMPANY, to increase its Guaranteed Annual Tonnage to more than 125% of its Reference GAT then in effect; subject, however, to the following conditions, which are hereby consented and agreed to by MUNICIPALITY and the Municipal Review Committee:

                  1. Following such increase, the aggregate Guaranteed Annual
            Tonnages of all Charter Municipalities shall not exceed 225,000 tons;

                  2. In the event of any such pooling, the right of an individual Charter Municipality to increase its Guaranteed Annual Tonnage by 125% of its Reference GAT then in effect shall be limited to the extent necessary to assure that the aggregate Guaranteed Annual Tonnages of all Charter Municipalities does not exceed 225,000 tons, with any conflicts among Charter Municipalities as to the allocation among them of any necessary limitations to be resolved by the Municipal Review Committee;

                  3. Following any such increase and on or before January 1, 2003, the Guaranteed Annual Tonnage of all Amending Charter Municipalities in the aggregate shall not be less than 51% of the Guaranteed Annual Tonnage of all Charter Municipalities in the aggregate; and

                  4. The right of the Charter Municipalities, including MUNICIPALITY, to increase its Guaranteed Annual Tonnage under this paragraph D and COMPANY's obligation to accept increased tons of waste shall at all times be governed by and subject to the waste processing capacity of the Facility from time to time.

The increase in Guaranteed Annual Tonnage shall take effect as of January 1 of the second calendar year following the calendar year in which COMPANY receives written notice from the Municipal Review Committee of the increase.

            E.  MUNICIPALITY may at any time and from time to time, if it is not then in default hereunder, and with the approval of the Municipal Review Committee, decrease its Guaranteed Annual Tonnage (and its Reference GAT) for purposes of this Agreement if one or more other Amending Charter Municipalities increase their Guaranteed Annual Tonnages (and their Reference GATs) by the same aggregate amount under their waste disposal agreements with COMPANY. Correspondingly, MUNICIPALITY may increase its Guaranteed Annual Tonnage hereunder (and its Reference GAT) by agreeing to increase its Guaranteed Annual Tonnage in response in whole or in part to a corresponding decrease in the Guaranteed Annual Tonnage (and Reference GAT) of one or more other Amending Charter Municipalities under their waste disposal agreements with COMPANY. Any such decreases and increases in Guaranteed Annual Tonnage (and Reference GAT) shall be effected by delivery to COMPANY of written notice from the Municipal Review Committee of the amount of such decreases and increases and the Amending Charter Municipalities affected thereby. Such decreases and increases shall take effect as of the January 1 of the calendar year next succeeding the calendar year in which such notice is received by COMPANY if the notice is received before September 1, or, if such notice is received by COMPANY on or after September 1, as of January 1 of the second succeeding calendar year.

            F. Following the effective date of increases or decreases in the Guaranteed Annual Tonnage of MUNICIPALITY or any other Amending Charter Municipality, as permitted by paragraph E, COMPANY shall promptly amend Schedule B to this Agreement to reflect such increases and decreases in the Reference GATs of the Amending Charter Municipalities and provide to the Municipal Review Committee a copy thereof, and thereupon such Schedule B shall be amended for all purposes of this Agreement. Furthermore, upon the addition of an Amending Charter Municipality, COMPANY shall promptly amend Schedule B to this Agreement, as requested by the Municipal Review Committee, to reflect such addition and provide to the Municipal Review Committee a copy thereof, and thereupon such Schedule B shall be amended for all purposes of this Agreement.

            G. All Acceptable Waste delivered to the Facility by MUNICIPALITY or directed to another facility during a Suspension of Operations shall be credited toward MUNICIPALITY'S Guaranteed Annual Tonnage and all Acceptable Waste shall become the property of COMPANY after it is delivered to the Facility.

            H. For the duration of this Agreement, MUNICIPALITY shall be obligated to deliver Acceptable Waste to COMPANY equal to its Guaranteed Annual Tonnage or pay any amounts due under paragraph I of this Article. Only Acceptable Waste which originates from within MUNICIPALITY or, with the written consent of COMPANY, which MUNICIPALITY otherwise causes to be so delivered, shall be delivered to the Facility by or on behalf of MUNICIPALITY and credited towards its Guaranteed Annual Tonnage. For purpose of determining whether MUNICIPALITY has met its Guaranteed Annual Tonnage, no credit shall be given to MUNICIPALITY for Acceptable Waste delivered to the Facility during the last month of the Operating Year in excess of 150% of the normal monthly tonnage specified in Schedule A unless such excess Acceptable Waste is actually processed by the Facility.

            I. On an Operating Year basis, if the aggregate amount of Acceptable Waste credited during the Operating Year to all of the Charter Municipalities is less than the aggregate Guaranteed Annual Tonnage of all Charter Municipalities (for reasons other than Force Majeure or Termination of Operations), those municipalities which did not meet their Guaranteed Annual Tonnage requirement shall make a payment, as described below, based on their pro-rata share of the shortfall in tonnage. The payment shall be calculated as follows: municipality's pro-rata share of an additional fee for the shortfall computed by (i) multiplying the aggregate shortfall in tonnage by the Tipping Fees (as determined by taking the average Tipping Fee in effect during the Operating
Year) which the Charter Municipalities would have paid to COMPANY had the Guaranteed Annual Tonnage of all Charter Municipalities been credited during the Operating Year in question, and adding (ii) COMPANY's cost of purchasing Supplemental Fuel equal in BTU value to the shortfall using the actual measured BTU value per pound of Acceptable Waste over such Operating Year. This payment shall be made not later than the March 1 or thirty (30) days after reconciliation pursuant to Paragraph F of Schedule C next following the Operating Year in which such shortfall in aggregate Charter Municipality Guaranteed Annual tonnage was not delivered.

            ARTICLE VI. DETERMINATION OF TIPPING FEE

            A. Tipping Fees. From and after April 1, 1991, MUNICIPALITY shall pay COMPANY a Tipping Fee calculated and adjusted as provided on Schedule C attached hereto. The Tipping Fee payable to COMPANY shall be calculated by multiplying the Tipping

Fee in effect during the period of deliveries of Acceptable Waste, by the number of tons of Acceptable Waste that MUNICIPALITY caused to be delivered to Facility or caused to be delivered to another waste facility at the direction of COMPANY, which tonnage is based on weight records referred to in Article IV hereof, as tallied and formulated into invoices on a monthly basis and submitted to MUNICIPALITY by COMPANY.

            B. Invoices; Payment. Payment of the Tipping Fees (and any other amounts listed on the invoices) shall be made by MUNICIPALITY within thirty (30) days of its receipt of said invoices. Any late payments shall bear interest at lesser of 1.5% per month or the rate of interest announced by Bank of Boston or its successor as its prime or base rate of interest, adjusted daily, plus 2% per annum.

            C. Components of Tipping Fee. The two components of the Tipping Fee shall be first the Base Rate as defined on Schedule C, and second, the Variable Rate as defined on Schedule C attached hereto. The Base Rate shall be adjusted (up or down) on the first day of each January commencing with January 1, 1992 by a percentage equal to the annual percentage change in the CPI-U as of the immediately preceding September from that of the September of the prior year and the Variable Rate shall be adjusted (up or down) quarterly commencing July 1, 1991 as set forth on Schedule C. The Tipping Fee to be paid by MUNICIPALITY shall be adjusted in accordance with the terms of Schedule C attached hereto.

            D. The provisions of this Agreement relating to payment of Tipping Fees, Guaranteed Annual Tonnage and other requirements which are based upon an Operating Year basis shall be modified to reflect the percentage of the year during which the Facility operates or the percentage of the year after which MUNICIPALITY begins delivery or the percentage of the year prior to a termination. For this purpose, all Operating Year requirements to be adjusted shall be multiplied by a fraction, the numerator of which is the number of months during which the Facility has operated and fractions thereof and the denominator of which is twelve (12).

            E. COMPANY may add a surcharge on the Tipping Fee imposed by COMPANY for delivery and acceptance of Specially Permitted Waste by MUNICIPALITY provided that such surcharge shall not exceed an amount necessary to offset COMPANY's incremental costs of handling and disposing of such Specially
Permitted Waste, and, if applicable, the lower BTU value of such Specially Permitted Waste.

            ARTICLE VII. CAPITAL AND MAINTENANCE RESERVE ACCOUNT

            A. COMPANY has established and shall fund an account entitled the Capital and Maintenance Reserve Account ("CMRA"). All amounts funded at any time by COMPANY in the CMRA shall be held by Fleet Bank or its successor pursuant to a Custodial Agreement, dated on or about June 13, 1991, and shall be used solely for Capital or Maintenance Expenditures as defined in paragraph G of this Article. MUNICIPALITY and the other Charter Municipalities shall be entitled to a first possessory priority lien on amounts in the CMRA to secure the performance by COMPANY of its obligations to MUNICIPALITY and the other Amending Charter Municipalities pursuant to this Agreement and similar agreements and the other Charter Municipalities pursuant to their respective Charter Municipality agreements; provided, however, that no entity (including, without limitation, MUNICIPALITY) other than the Municipal Review Committee shall be entitled to enforce such lien on behalf of Charter Municipalities or to effect any set-off against amounts held in such Account.

            B. There shall be paid into the CMRA during each Operating Year from payment of the Tipping Fees paid by MUNICIPALITY and other Charter Municipalities an amount equal to the Monthly Reserve Fund Amount, which is defined and computed pursuant to paragraph C of this Article.

            C. The Monthly Reserve Fund Amount shall be calculated as follows:

                  (i) for each Operating Year commencing April 1, 1991, a deposit of $116,667 per month (or a fraction thereof as described below), adjusted up or down as of the first day of each Operating Year commencing on or after January 1, 1992 by a percentage equal to the percentage change in the CPI-U for September 30 of the immediately preceding Operating Year as compared to the CPI-U for April 1991. (Until the aggregate Guaranteed Annual Tonnage of MUNICIPALITY and all other Charter Municipalities ("Charter Tonnage") reaches 216,480 tons per year, the deposit of $116,667 per month, as adjusted, shall be reduced to an amount that is determined by multiplying $116,667 by a fraction, the numerator of which is the Charter Tonnage and the denominator of which is 216,480 tons); and

                  (ii) in the event that in the judgment of COMPANY, consistent with paragraph H, the amount in the CMRA at the end of any Operating Year will exceed $5 million, COMPANY will, as of the beginning of such Operating Year, reduce the Base Rate portion of the Tipping Fee for that Operating Year by an aggregate amount equal to the amount of such excess. Such Base Rate reduction will be calculated on a per ton of Acceptable Waste basis based on the aggregate Guaranteed Annual Tonnage of all Charter Municipalities applicable to such Operating Year. COMPANY shall also reduce the Monthly Reserve Fund Amount for such Operating Year by an amount equal to the amount of such excess, divided by twelve (12).

            D. The failure of COMPANY to deposit in any year or month in the CMRA any amounts required to be deposited therein by it by reason of the failure of MUNICIPALITY or any Charter Municipality to pay any amounts due COMPANY shall not constitute a default by COMPANY of any of its obligations under this Article VII.

            E. All monies in the CMRA shall be invested and reinvested in such obligations issued or guaranteed by the United States of America as the Custodian shall determine. The Custodian shall not be liable or responsible for any depreciation of the value of any investment made by it. Interest earned or accrued on any monies or investments in the CMRA shall be held in and credited to the CMRA for the purposes thereof.

            F. COMPANY shall be entitled to withdraw from the CMRA those amounts determined by it at the time of such withdrawal, to pay, or to reimburse itself for, any Capital or Maintenance Expenditures paid or incurred by it in the Operating Year in which such Capital or Maintenance Expenditure is made. When COMPANY withdraws funds from the

CMRA, it shall furnish a statement to the Municipal Review Committee certifying that the funds withdrawn are for Capital or Maintenance Expenditures, including a description of the expenditure and substantiation of the costs. If COMPANY withdraws funds from the CMRA due to an event covered by an insurance policy or subject to a warranty or third party claim, COMPANY will use good faith efforts to recover any amounts owed, and deposit into the CMRA any insurance proceeds it recovers or damages it collects, minus reasonable expenses incurred (including any attorneys fees) by COMPANY.

            G. "Capital or Maintenance Expenditures" shall consist only of those costs, fees, expenses and liabilities paid by or incurred by COMPANY in the construction, acquisition, operation or maintenance of the Facility for Capital or Maintenance Expenditures. Capital or Maintenance Expenditures shall not include such costs, fees, expenses and liabilities paid or incurred as a result of a Change-in-Law which are included in the full amount thereof as a Change-in-Law cost for purposes of computing the Variable Rate. "Capital
Expenditures" means only those amounts recorded in accordance with Generally Accepted Accounting Principles ("GAAP") in respect of any period by COMPANY for the purchase or acquisition for value of fixed or capital assets for the Facility. "Maintenance Expenditures" means all expenditures for repairs or modifications to existing equipment whether or not due to normal wear and tear to the Facility or maintenance work performed spontaneously during the operation of the Facility, in excess of $20,000 individually for any one item or in the aggregate for any series of related items. Maintenance Expenditures shall not include items included as "Scheduled Maintenance" on COMPANY's annual budget which includes quarterly boiler grate cleaning and annual minor turbine inspections.

            H. As part of the annual budget to be prepared by COMPANY and submitted to the Municipal Review Committee, COMPANY will show projected uses, to the extent then known, of the CMRA for the next Operating Year.

            I. If as of May 10, August 10, November 10 or February 10, the cumulative amounts of money deposited in the CMRA in the first quarter, second quarter, third quarter or fourth quarter, respectively, of any Operating Year are less than the cumulative amounts of money that should have been deposited in the CMRA in said quarter ("Cumulative CMRA Shortfall"), and if COMPANY within twenty (20) days next following either May 10, August 10, November 10 or February 10, as the case may be, does not fund the Cumulative CMRA Shortfall, then Charter Municipalities may withhold from their future monthly Tipping Fee payments an amount up to the Cumulative CMRA Shortfall. The Municipal Review Committee shall determine the amount to be withheld by each Charter Municipality, including MUNICIPALITY, which amount along with that portion of the then current Tipping Fee attributable to MUNICIPALITY's contribution to the CMRA (the "CMRA Account Payment") as determined by the Municipal Review Committee shall be paid to the Municipal Review Committee to be held in escrow. The CMRA Account Payments may be withheld in escrow only to the extent and only as long as any portion of the Cumulative CMRA shortfall remains. Once the Cumulative CMRA Shortfall has been paid into the CMRA account, the Municipal Review Committee shall within two (2) days release the CMRA Account Payments in escrow to COMPANY for deposit in the CMRA; provided, however, if COMPANY cures any shortfalls to the extent that the release of any money from escrow would bring the amount current, said money shall be released.

            J. If pursuant to Article  VIII(C),  this  Agreement  is  terminated prior to March 31, 2018, the balance (if any) in the CMRA as of the date of termination shall be distributed to COMPANY and MUNICIPALITY (and other Charter Municipalities whose agreements will similarly be terminated) as follows: a pro rata share, based on the proportion of COMPANY's contributions to CMRA to the Charter Municipalities' contributions to the CMRA, with COMPANY's proportionate share to be paid to COMPANY and the Charter Municipalities' share to be divided among the Charter Municipalities as determined by the Municipal Review Committee.

            K. Notwithstanding any provision of this Agreement to the contrary, a pro rata share, based on the proportion of the Reference GAT of MUNICIPALITY to the aggregate Reference GATs for all Charter Municipalities, of the balance (if any) remaining in the CMRA shall be paid to MUNICIPALITY if this Agreement is in full force and effect on March 31, 2018 and MUNICIPALITY is not then in default hereunder. COMPANY shall be entitled to all amounts that otherwise would have been allocable to Charter Municipalities which terminated their respective agreements effective prior to March 31, 2018.

            ARTICLE VIII. TERM OF AGREEMENT; TERMINATION

            A. The term of this Agreement, as it extends the term of the Outstanding Agreement (which began on April 1, 1991), shall be from the Closing Date through March 31, 2018, unless earlier terminated as herein provided.

            B. [Intentionally Reserved]

            C. If as a result of a termination notice or notices received by COMPANY from Charter Municipalities that are not Amending Charter
Municipalities, the aggregate Guaranteed Annual Tonnage of nonterminating Charter Municipalities (based upon Guaranteed Annual Tonnage in effect at the time of giving of such notice(s)), together with the tonnage of all other municipalities delivering waste under long-term waste disposal agreements with COMPANY, will fall below 155,000 tons after the effective date of such termination, COMPANY may elect to terminate all of the Charter Municipality agreements, including this Agreement. If COMPANY makes this election, all then effective Charter Municipality agreements shall terminate on either March 31, 2000, March 31, 2002, or March 31, 2004, as the case may be, unless before either March 31, 2000, March 31, 2002, or March 31, 2004, as the case may be, the non-terminating Charter Municipalities exercise any one of the following options.

            COMPANY shall promptly provide to the Municipal Review Committee copies of termination notices from Charter Municipalities that are not Amending Charter Municipalities and a statement as to the amount of the Charter Municipality aggregate Guaranteed Annual Tonnage capacity (if any) made available as a result of the notices and the amount of the shortfall below 155,000 tons created as a result of each such notice. The Municipal Review

Committee will have one hundred and twenty (120) days to exercise either an option (1) to arrange for a reallocation of the Guaranteed Annual Tonnage capacity created as a result of the notices or (2) to arrange for Guaranteed Annual Tonnage under a substitute waste disposal agreement containing the same terms as this Agreement. If the Municipal Review Committee exercises all or a portion of the first option, it shall notify COMPANY and Charter Municipalities as to which Charter Municipalities the capacity shall be allocated, to be effective on the effective date of the applicable termination and said notice(s) shall constitute an increase to that Municipality's Guaranteed Annual Tonnage; provided, however, no such reallocation on or before January 1, 2003 shall cause the aggregate Guaranteed Annual Tonnage of all Amending Charter Municipalities to be less than 51% of the aggregate Guaranteed Annual Tonnage of all Charter Municipalities. If the Municipal Review Committee exercises all or a portion of the second option, then the municipality entering into the substitute waste disposal agreement shall be an Amending Charter Municipality and the effective date of its agreement shall be the same as the effective date of the applicable termination; provided, however, that such Amending Charter Municipality shall not have rights of Amending Charter Municipalities to receive warrants for shares of common stock of Bangor Hydro, as contemplated by Article XII, paragraph E, or to purchase limited partnership interests in COMPANY, as contemplated by Article XIX. COMPANY will cooperate with the Municipal Review Committee in its efforts to obtain replacement tonnage. The Municipal Review Committee can only obtain replacement tonnage in order to meet the 155,000 ton minimum or such greater amount of Guaranteed Annual Tonnage as COMPANY may approve in writing. If as a result of the exercise of this option, the aggregate Guaranteed Annual Tonnage of the remaining Charter Municipalities, together with the tonnage of all other municipalities delivering waste under long-term waste disposal agreements with COMPANY, meets or exceeds 155,000 tons as of the effective date of the termination notices, COMPANY shall not have the right to terminate the remaining Charter Municipality agreements under this paragraph C.

            Notwithstanding the immediately preceding paragraph, COMPANY shall not have the right to terminate the remaining Charter Municipality agreements, including this Agreement, under this paragraph C if (i) the Municipal Review Committee causes to be paid to COMPANY the full amount of Tipping Fees that would otherwise have been payable under the Charter Municipality agreements and in the same manner as the put-pay obligations are paid in this Agreement, as if the aggregate Guaranteed Annual Tonnage under such Charter Municipality agreements were 155,000 tons, and (ii) the aggregate Guaranteed Annual Tonnage under all Charter Municipality agreements then in effect is not less than 140,000 tons.

            In consideration of the option granted to the Municipal Review Committee in this paragraph C, the Municipal Review Committee agrees that it shall continue to consent to COMPANY entering into long-term waste disposal agreements on terms substantially similar to those contained in this Agreement with any municipality other than the City of Ellsworth and the Towns of Newport, Pittsfield, Detroit, Monroe, Prospect, Winterport and Frankfort, Maine, to which the Municipal Review Committee has otherwise consented until a total of 180,000 tons of Guaranteed Annual Tonnage has been achieved and, thereafter, in order to maintain at least 180,000 tons of Guaranteed Annual Tonnage. The option granted to the Municipal Review Committee in this paragraph C is further conditioned on and shall remain effective only so long as no Charter Municipality has filed a civil action or initiated an arbitration proceeding against COMPANY alleging or based upon an infirmity in the Municipal Review Committee's consent or a violation or breach of Article XXXIII of this Agreement or the other Charter Municipality agreements; provided that COMPANY may waive this limitation on the effectiveness of such amendments.

            D. [Intentionally reserved]

            E. No termination of this Agreement shall relieve MUNICIPALITY of its obligation to make any Tipping Fee payments (including any remaining balances of Change-in-Law costs as set forth in Schedule C) or either party of any indemnity or payment obligations with respect to waste delivered or matters occurring on or before the effective date of termination hereunder, and upon termination, MUNICIPALITY and COMPANY shall execute a mutual release of the other with only such exceptions specified in this paragraph E.

            ARTICLE IX. UNACCEPTABLE AND HAZARDOUS WASTE

            Unacceptable Waste shall be handled in the following manner:

            A. COMPANY's weigh station operator shall have authority to reject all loads of waste delivered to the Facility on behalf of MUNICIPALITY which have significant amounts of Unacceptable Waste. The determination of the weigh station operator or other agent of COMPANY, if made in good faith, shall be binding on MUNICIPALITY. COMPANY shall immediately notify the MUNICIPALITY of any rejected loads and shall provide to it particulars about the hauler, the reason for rejection and the information on the weight ticket provided for by
Article IV hereof, for that rejected load. MUNICIPALITY shall notify all haulers delivering waste on its behalf of what constitutes Unacceptable Waste.

            B. Subject to the provisions of paragraph A, COMPANY shall not knowingly permit any delivery by any person at the Facility of Hazardous Waste or Unacceptable Waste. COMPANY shall exercise reasonable care in the identification and extraction from the waste stream of Hazardous Waste and Unacceptable Waste received at the Facility. If the probable source of the Hazardous Waste or Unacceptable Waste can be identified as MUNICIPALITY, MUNICIPALITY shall either immediately remove such waste from the Facility or reimburse COMPANY for all costs incurred by the COMPANY in the required clean-up of such waste.

            ARTICLE X. SUSPENSION OF OPERATIONS

            A. If a Suspension of Operations occurs, COMPANY shall promptly advise MUNICIPALITY of such occurrence, its effect on the ability of COMPANY to accept Acceptable Waste from MUNICIPALITY at the Facility and its probable duration. During a Suspension of Operations COMPANY shall, in consideration of the Tipping Fee, provide for and pay for the disposal of MUNICIPALITY's Acceptable Waste and other Charter Municipalities' Acceptable Waste up to the aggregate Guaranteed Plant Capacity Share of the Charter

Municipalities. COMPANY shall use its best efforts to resume normal operations at the Facility at the earliest practicable time. So long as COMPANY meets its obligations hereunder it shall not be deemed in default of this Agreement.

            B. During a Suspension of Operations, COMPANY may require MUNICIPALITY to deliver its Acceptable Waste to an alternative waste disposal facility. COMPANY shall use its best efforts to arrange for said alternative waste facility in close proximity to the Facility with due regard for costs of each of the parties. COMPANY shall pay any incremental transportation costs incurred by MUNICIPALITY or its members as a result of delivering By-Pass Waste to such alternative waste disposal facility, but only if such alternative waste disposal facility is located a distance greater than 10 miles radius from the intersection of Union and Main Streets in Bangor. MUNICIPALITY'S incremental transportation costs shall include a reasonable mileage allowance for vehicular use, added labor costs, and, if applicable, any additional storage capacity required by MUNICIPALITY as the result of a decrease in the number of waste deliveries that can be made in a given day due to an increase in distance.

            C. COMPANY may periodically suspend operations for maintenance and repair purposes and shall use its best efforts to schedule such maintenance and repairs at periods when delivery of a low quantity of Acceptable Waste is anticipated and at periods of any energy purchaser's off-peak demand. COMPANY shall use its best efforts to give thirty (30) day prior written notice to MUNICIPALITY of a scheduled Suspension of Operations, indicating the expected time, duration and nature of such Suspension of Operations.

            ARTICLE XI. DAMAGE OR DESTRUCTION

            If the Facility or any substantial portion thereof is so damaged or destroyed by fire, the elements or other casualty that it is not feasible to restore, repair or reconstruct the Facility, a Termination of Operations shall be deemed to have occurred and this Agreement shall be automatically terminated as of the date of such occurrence without any further liability on the part of any party except for accrued and unpaid Tipping Fees including remaining balances of Change-in-Law costs as set forth in Schedule C, payments to reimburse COMPANY for expenses incurred or paid by it to dispose of Unacceptable Waste and Performance Credit amounts accrued or earned but unpaid.

            ARTICLE XII. MUNICIPAL REVIEW COMMITTEE

            A. In order to facilitate review of Facility operations and of the performance and the interfacing of the numerous Charter Municipalities with COMPANY and Bangor Hydro during the life of this Agreement, the Charter Municipalities have formed the Municipal Review Committee to serve as representative for the Charter Municipalities. The Municipal Review Committee has established bylaws to govern its activities.

            B. The functions of the Municipal Review Committee, in general, shall encompass review of COMPANY's financial operating information and monitoring of COMPANY expenses, Tipping Fee adjustments and of Change-in-Law costs. COMPANY shall provide monthly and annually to the Municipal Review Committee operation and performance reports of the Facility.

            C. COMPANY will notify the Municipal Review Committee of any material adverse change or potential change in the financial condition of COMPANY which in its opinion could result in a cessation of operations. Any notice of material adverse changes under this paragraph shall be signed by each of COMPANY'S general partners and shall include, but not be limited to, the following circumstances:

            a. receipt by COMPANY from its lenders of a written notice that an event of default has occurred and is continuing and that such lenders intend to foreclose on the Facility or to take possession thereof;

            b. the occurrence of any material adverse change, claim or action with respect to COMPANY which in its opinion would likely result in the Facility no longer remaining in the business of being a municipal solid waste disposal facility; or

            c. a decision by COMPANY to cause the Facility no longer to remain in the business of being a municipal solid waste disposal facility.

COMPANY acknowledges its obligation of good faith in the giving of such notices to the Municipal Review Committee.

            The Municipal Review Committee will have up to ninety (90) days from COMPANY's notice in which to evaluate the circumstances and to propose whatever remedial action it deems necessary. COMPANY will have up to thirty (30) days thereafter to provide a response to the Municipal Review Committee's proposal, after which each party agrees to consider the proposals of the other in good faith for a period of up to sixty (60) days before taking action(s). Upon delivery of any such notice by COMPANY, the Municipal Review Committee may also exercise the rights granted in Article XVI hereof.

            D. In conjunction with the execution and delivery of this Agreement and pursuant to a Warrant to Purchase Common Stock, dated as of ____________, 1998 (the "Warrant Agreement"), Bangor Hydro has issued to the Municipal Review Committee on behalf of the Amending Charter Municipalities, including MUNICIPALITY, in care and custody of Bangor Savings Bank or another institution designated by the Municipal Review Committee, as custodian, warrants entitling the holders to acquire one million shares of common stock of Bangor Hydro. The warrants are exercisable as provided in the Warrant Agreement. The warrants will be held in the custody of Bangor Savings Bank pursuant to a custodial agreement, of even date herewith. MUNICIPALITY hereby irrevocably delegates, for the current year and, to the extent permitted by law, for each future year during the term of the Warrant Agreement, to the Municipal Review Committee, as its agent, sole discretion to exercise or direct the sale of the warrants as further provided in the MRC Administration Authorization and the custodial agreement with Bangor Savings Bank. The Municipal Review Committee has agreed to advise the Amending Charter Municipalities regarding the exercise of the warrants and to distribute proceeds thereof to the Amending Charter Municipalities, based on their respective ownership interests in the warrants. MUNICIPALITY acknowledges and agrees that COMPANY has no responsibility or duty whatsoever to MUNICIPALITY or the Municipal Review Committee in respect of the warrants or the exercise thereof.

            E. Under Article XIX hereof, Amending Charter Municipalities, including MUNICIPALITY, are granted the option to participate in the purchase of limited partnership interests in COMPANY and to designate all or a portion of the Performance Credits to be used to pay the purchase price of such interests. The Municipal Review Committee shall administer and advise the Amending Charter Municipalities regarding the exercise of the option to participate therein and whether to purchase such interests as provided in the MRC Administration Authorization. If MUNICIPALITY exercises the option to participate as provided in Article XIX and thus becomes an Equity Charter Municipality, MUNICIPALITY hereby confirms its irrevocable authorization and direction to the Municipal Review Committee, granted in the MRC Administration Authorization, this Agreement and the other agreements contemplated by this Agreement, for the current year and, to the extent permitted by law, for each future year during the term of this Agreement, to receive the Performance Credits to be paid to MUNICIPALITY under Article XVIII and apply them as provided in the MRC Administration Authorization or in such other manner acceptable to MUNICIPALITY. MUNICIPALITY acknowledges and agrees that COMPANY has no responsibility or duty whatsoever to MUNICIPALITY to advise it as to the exercise of such option to participate in the purchase of such limited partnership interests or in the purchase thereof.

            If MUNICIPALITY becomes an Equity Charter Municipality, MUNICIPALITY hereby confirms its authorization and direction to the Municipal Review Committee to administer and receive partnership distributions from COMPANY in the name and on behalf of MUNICIPALITY, as further provided in the MRC Administration Authorization to be executed by MUNICIPALITY and the Municipal Review Committee as a condition to exercising the option to participate, as provided in Article XIX, paragraph C.

            ARTICLE XIII. DEFAULT; LIQUIDATED DAMAGES

            A. Each of the following events shall constitute an "Event of Default" hereunder:

                  1. A failure to pay when due and payable any amounts owed one party to the other and the continuance of such failure for thirty (30) days after receipt of written notice of nonpayment; or

                  2. Failure of either party to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement for a continuous period of sixty (60) days after receipt of written notice from the non-defaulting party, specifying such failure and demanding such failure be corrected; provided, however, if the failure stated in the notice cannot be corrected within such period, the non-defaulting party will not unreasonably withhold its consent to an extension of such period if corrective action is instituted within such period and diligently pursued until the default is corrected.

            B. Whenever any Event of Default shall have occurred and be continuing, which Event of Default is substantial and concerns a material provision of this Agreement, the non-defaulting party may terminate this Agreement upon giving thirty (30) days' written notice to the defaulting party. This provision, however, is subject to the condition that if, after sending a notice of termination and prior to the date on which such termination otherwise becomes effective, the defaulting party pays in full any amounts owing under this Agreement or otherwise cures the Event of Default, the notice of termination shall be canceled and the parties shall be restored to their prior position under this Agreement, but no such cancellation shall affect any subsequent default or impair or exhaust any rights or powers arising therefrom.

            C. Whenever an Event of Default shall have occurred and be continuing, the non-defaulting party may take whatever action may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due as provided in this Agreement, and/or to enforce performance and observance of any obligation, agreement or covenant under this Agreement.

            D. [this provision to be adapted for each Charter Municipality based on applicable provisions of its existing waste disposal agreement] If at any time, a Termination of Operations occurs which is not caused by a termination under Article VIII, Article XI or a Force

Majeure Event, COMPANY shall pay to MUNICIPALITY, as liquidated damages in lieu of all other damages, including special, consequential, or indirect damages, two hundred and fifty percent (250%) of (1) the total Tipping Fees paid to COMPANY by the MUNICIPALITY for Acceptable Waste delivered to the Facility or to alternate disposal facilities in accordance with this Agreement by it during the twelve (12) months immediately preceding the date on which the Termination of Operations occurred, or (2) if twelve (12) months have not elapsed from the commencement of the delivery by MUNICIPALITY of Acceptable Waste to the date on which the Termination of Operation occurs, the total Tipping Fees that would have been paid by MUNICIPALITY to COMPANY had it delivered to the Facility an amount of Acceptable Waste equal to its Guaranteed Annual Tonnage for such Operating Year.

            As provided in the Outstanding Agreement and other similar agreements with the Charter Municipalities, there is a ceiling in the aggregate for total liquidated damages that may be paid to the Charter Municipalities, except as otherwise provided in the next succeeding paragraph. This ceiling is $5 million, adjusted annually at January 1 (commencing with January 1, 1992) for changes in the CPI-U as of the immediately preceding September 30 from that of the September of the prior year. A Charter Municipalities' pro rata share of the ceiling amount is the same ratio as the ratio of its Guaranteed Annual Tonnage to the aggregate of the Guaranteed Annual Tonnage of all Charter Municipalities delivering waste to the Facility as of the date Termination of Operations occurs. This limitation on liability for monetary damages in the event of a Termination of Operations shall be calculated for all Charter Municipalities and the pro rata share of the ceiling amount allocable to those Charter Municipalities not constituting Amending Charter Municipalities shall be applied as a limitation on the amounts payable to such Charter Municipalities.

            In consideration of the execution and delivery of this Agreement by MUNICIPALITY and similar agreements by other Amending Charter Municipalities, COMPANY hereby agrees that the ceiling amount described in the foregoing paragraph and allocable to the

Amending Charter Municipalities shall not apply to the liquidated damages payable to the Amending Charter Municipalities, including MUNICIPALITY.

            It is acknowledged and agreed that the liability of Energy National, Inc., a Utah corporation ("ENI"), as a general partner of COMPANY, for the payment of liquidated damages by COMPANY under this paragraph D shall be limited to $5 million, adjusted annually at January 1 (commencing with January 1, 1992) for changes in the CPI-U as of the immediately preceding September 30 from that of the September of the prior year. A Charter Municipalities' pro rata share of the ceiling amount applicable to ENI is the same ratio as the ratio of its Guaranteed Annual Tonnage to the aggregate of the Guaranteed Annual Tonnage of all Charter Municipalities delivering waste to the Facility as of the date Termination of Operations occurs.

            E. If at any time prior to Termination of Operations, COMPANY fails to accept and/or provide for the disposal of Acceptable Waste delivered to it by MUNICIPALITY up to its Guaranteed Plant Capacity Share and such failure is not caused by a Force Majeure Event, COMPANY shall pay to MUNICIPALITY all reasonable costs incurred by MUNICIPALITY in disposing of such Acceptable Waste, provided that nothing herein contained shall be construed to bar MUNICIPALITY from obtaining specific performance of any obligation of COMPANY if such remedy is otherwise available. COMPANY shall not be liable for its refusal or failure to process any amounts annually in excess of MUNICIPALITY'S Guaranteed Plant Capacity Share, if at the time such excess is proposed to be delivered to COMPANY, COMPANY will not have the capacity to process such excess based upon the amount of waste it is receiving from others; provided, however, that to the extent the capacity is not available because of spot market tonnage being brought in at a Tipping Fee higher than MUNICIPALITY's Tipping Fee, MUNICIPALITY shall have the option of agreeing to pay such higher Tipping Fee for such excess in which case COMPANY shall be obligated to accept such waste. COMPANY shall pay such costs within forty-five (45) days of receipt of an itemized bill from MUNICIPALITY.

            F. In the event any agreement or covenant contained in this Agreement should be breached by one party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

            ARTICLE XIV. CHANGE IN LAW

            A. "Change in Law" includes the following: The promulgation, adoption, enactment or change in any law, code, ordinance or regulation and/or the rendering of any judgment, order, decree or other governmental action of any Federal, State or local court, administrative agency, government office, body or branch, occurring subsequent to January 1, 1991 affecting the operation or maintenance of the Facility or the disposal of Residue, including by way of example but not by way of limitation a refusal by such a governmental body to grant, issue or renew any required permit or license or approval for the operation of the Facility unless changes in the Facility are made or a regulatory requirement imposed after January 1, 1991 by such a governmental body implementing a previously enacted statute. Changes in Federal and State income tax laws shall not be considered a Change in Law.

            B. "Change in Law costs" means any increase in the cost of financing, construction, modifying, operating or maintaining the Facility or the Site, or the disposal of Residue, FEPR or By-Pass Waste related solely to a Change in Law, which on a cumulative basis exceeds $100,000, provided that if any such increase in cost results solely from a change in the design, fuel mix, or operating criteria of the Facility which is not mandated by law and which is initiated by the COMPANY subsequent to the execution of this Agreement, such Change in Law cost shall be disregarded for purposes of this Article. See Schedule C pertaining to Tipping Fee calculation as to how Change-in-Law costs will be paid.

            C. The following procedures shall govern this Article:

                  1. COMPANY shall notify the MUNICIPALITY and Municipal Review Committee and the Municipal Review Committee shall notify the COMPANY in writing, as soon as either party has knowledge of any administrative, court or other governmental action or the enactment of any law or regulation which could lead to a claim of an occurrence of a Change in Law. COMPANY shall keep the Municipal Review Committee informed of the progress of such actions.

                  2. Upon determining the impact of any Change in Law or determining any Change-in-Law costs, COMPANY shall give the Municipal Review Committee a detailed explanation thereof, including, appropriate designs or plans for new construction or modifying items, bid cost and construction schedule, and information regarding operations and maintenance costs. COMPANY shall not expend any monies in response to a Change in Law until the Municipal Review Committee has had forty-five (45) days to review such data, unless COMPANY has been directed to or is required to take prior corrective action. The Municipal Review Committee must authorize or disapprove expenditure of any Change in Law costs proposed by COMPANY within forty-five (45) days of receipt of the data, or propose an alternative reasonably satisfactory to COMPANY, or said expenditure shall be conclusively deemed to be authorized by MUNICIPALITY. During any Suspension of Operations because of any Change in Law pending review by Municipal Review Committee under this paragraph, COMPANY shall be relieved of any penalties and shall not be deemed to be in default.

            E. Nothing in this Article shall relieve COMPANY from compliance with any law or regulation or other lawful order.

            ARTICLE XV. FORCE MAJEURE

            A. Except as herein provided, if any party is rendered unable, wholly or in part, by a Force Majeure Event to carry out its obligations other than any payment obligation under the Agreement, that party shall give to the other party prompt written notice of the Force Majeure Event with reasonably full particulars concerning it. Thereupon the obligations of the Party giving the notice, so far as they are affected by the Force Majeure Event, shall be suspended during, but no longer than the continuance of the Force Majeure Event, and for a reasonable time thereafter if required to remedy the physical damages and/or place the Facility back in operation.

In the event that the Facility is subjected to a Force Majeure Event, COMPANY shall not be obligated to accept Acceptable Waste or arrange for or pay for disposal of By-Pass Waste.

            B. The party whose performance is excused due to the occurrence of a Force Majeure Event shall, during such period, keep the other party and the Municipal Review Committee duly notified of all such actions required in order for it to be able to commence or resume performance of its obligations under this Agreement.

            C. Financial inability of either party hereto or the technological inability of the Facility to accomplish the purposes contemplated by this Agreement shall not be deemed to be a Force Majeure Event.

            ARTICLE XVI. ADDITIONAL REMEDIES UPON MATERIAL ADVERSE CHANGES

            A. In the event that COMPANY is required to provide the Municipal Review Committee with notice of a material adverse change as set forth in
Article XII, paragraph C, and such notice states as therein contemplated either COMPANY's lenders intend to foreclose on the Facility, COMPANY'S opinion that such change would likely result in the Facility no longer remaining in the business of being a municipal solid waste disposal facility, or COMPANY's decision to cause the Facility no longer to remain in the business of being a municipal solid waste disposal facility, then the Municipal Review Committee may take the following actions in addition to those described in said Article XII, paragraph C:

            So long as all the Charter Municipality agreements shall then expressly provide for the same (i.e. expressly agree to the options herein described), no later than 180 days from the date of such written notice, the Charter Municipalities may irrevocably elect in writing addressed to COMPANY to purchase the Facility, including any reserves of COMPANY not used to satisfy obligations under or pursuant to any obligations of COMPANY to any provider of credit enhancement or support for the bonds as set forth below (which purchase shall be concluded no later than the end of such 180 day period) in accordance with the provisions set forth in Schedule D to this Agreement, at a purchase price equal to $1.00, and title to the Facility and such reserves shall be conveyed as provided in Schedule D. Concurrently with such purchase and as a condition precedent thereto, (i) the purchaser shall assume all of COMPANY'S then existing obligations in respect to the construction, ownership and operation of the Facility (other than those obligations which are obligations that the partners, affiliates or associates of COMPANY have undertaken in their individual capacities and not as partners or affiliates of COMPANY), (ii) all parties to whom such partners, affiliates or associates shall have undertaken any obligations with respect to the Facility in their individual capacities and not as partners, including without limitation, any obligations in connection with COMPANY'S power purchase and sale agreement with Bangor Hydro and under or relating to capital contribution agreements of the partners, but specifically excluding any obligations to or for the benefit of Orrington Waste Ltd. Limited Partnership and any guaranties of such obligations, shall have unconditionally released such partners, affiliates and associates therefrom pursuant to instruments in form and substance reasonably satisfactory to each of them; (iii) all of the obligations of COMPANY under and pursuant to any agreement or instrument with any provider of credit enhancement or support for the bonds shall have been indefeasibly satisfied in full in cash by purchaser, and (iv) all parties whose consent is required to any such purchase or assumption shall have unconditionally consented thereto in writing pursuant to instruments in form and substance satisfactory to COMPANY. Nothing in this Article XVI shall limit or otherwise restrict any right or remedy provided to any provider of credit enhancement or support for the bonds or the holders of the bonds, including, without limitation, the right to sell or otherwise dispose of the Facility free and clear of any rights granted by this
Article XVI, upon any exercise of the rights or remedies provided therein or in any way change or alter any of the obligations of COMPANY set forth in any agreements relating to or securing the bonds or any agreement between COMPANY and any provider of credit enhancement or support for the bonds.

            MUNICIPALITY and the Municipal Review Committee acknowledge that some circumstances which would give rise to a notice by COMPANY under Article XII, paragraph C could make it difficult or beyond its reasonable control for COMPANY to prevent cessation of operations during the 180 day period contemplated by this Article XVI without a cure of a default or other interim remedy until the Municipal Review Committee has concluded its consideration of appropriate actions. Both
COMPANY, MUNICIPALITY and the Municipal Review Committee agree, however, that there shall be no obligation of either party to provide an interim cure or remedy, other than the obligation of the parties to diligently meet and consider measures to enable the Municipal Review Committee to exercise its rights hereunder.

            B. Notwithstanding the rights set forth in paragraph A above, COMPANY may at any time cure, remedy or cause the cessation of the default, claim or adverse circumstance which gave rise to the notice and possible cessation of operations or loss of possession; in which case COMPANY shall provide the Municipal Review Committee notice that said default, claim or adverse circumstance has in fact been remedied or cured, or has ceased whereupon the Municipal Review Committee's rights under paragraph A above shall terminate nunc pro tunc; provided, however, that in the event of such cure, if COMPANY fails to provide the Municipal Review Committee with notice of COMPANY'S intention to cure, remedy or cause the cessation of the default, claim or adverse circumstance within 90 days of COMPANY having provided notice under
Article XII, paragraph C, COMPANY shall reimburse the Municipal Review Committee for justifiable and reasonable costs and expenses the Municipal Review Committee incurs with respect to the intended purchase of Facility pursuant to paragraph A so long as COMPANY'S need to cure or remedy the default (of which it gives notice of its intention) is not caused by the Charter Municipalities' inability to purchase the Facility.

            C. The provisions set forth in this Article XVI shall not restrict the rights of COMPANY to secure additional or alternative financing for the Facility prior to providing notice under Article XII, paragraph C. However, COMPANY acknowledges its obligation under the Charter Municipality agreements to fully inform the Municipal Review Committee of COMPANY'S financial circumstances. COMPANY agrees to provide upon request by the Municipal Review Committee copies of its credit agreements and other financing agreements to which it is a party. COMPANY also acknowledges that since changes in the debt obligations of

COMPANY with respect to the Facility are of interest to the Municipal Review Committee as a potential purchaser of the Facility, COMPANY will advise the Municipal Review Committee of any new financing activities. In turn, the Municipal Review Committee acknowledges that any active pursuit of alternative financing by the Municipal Review Committee without COMPANY'S knowledge could have an adverse impact on COMPANY'S operating ability and agrees to advise
COMPANY first of any desire to refinance the Facility and to utilize the consultation provisions of the Charter Municipality agreements to consider mutually with COMPANY any such proposals.

            D. After the Municipal Review Committee undertakes remedial measures, if the Facility continues to be available to Charter Municipalities for processing their waste, notwithstanding a decision by some or all Charter Municipalities to terminate their delivery of waste to the Facility, it is intended by this Article XVI that an Event of Default and Termination of Operations shall not be deemed to have occurred and COMPANY'S obligations under
Article XIII, if any, relating to the payment of liquidated damages to Charter Municipalities in the event of a Termination of Operations shall not apply.

            E. The provisions set forth in paragraph A granting the Charter Municipalities the right to acquire COMPANY'S right, title and interest in the Facility and all of COMPANY'S obligations are conditioned upon receipt of a duly authorized waiver, from all of the Charter Municipalities, of damages and acknowledgment of the absence of an Event of Default under Article XIII, paragraph D of the Charter Municipality agreements. Such waiver of damages by the Charter Municipalities shall not apply to any subsequent Termination of Operations if the Municipal Review Committee's remedial efforts result in continued availability of Facility under COMPANY'S ownership or possession and there is a subsequent cessation of operations in a separate occurrence that is not remedied.

            F. The waivers and obligations of COMPANY set forth in this Article XVI shall remain effective only so long as no Charter Municipality has filed a civil action or initiated an arbitration proceeding against COMPANY alleging or based upon an infirmity in the

Municipal Review Committee's consent or a violation or breach of Article XXXIII of the Charter Municipality agreements; provided that COMPANY may waive this limitation on the effectiveness of its waivers and obligations created by this
Article XVI.

            ARTICLE XVII. ASSIGNMENT

            A. Except as provided in paragraph D below, this Agreement shall not be assigned by COMPANY to any third party without Municipal Review Committee approval, which shall not be unreasonably withheld.

            B. This Agreement shall not be assigned by MUNICIPALITY to any third party without COMPANY approval, which shall not be unreasonably withheld.

            C. Notwithstanding paragraphs A and B of this Article, MUNICIPALITY may assign its interest in this Agreement to the District, provided such District includes the MUNICIPALITY.

            D. MUNICIPALITY acknowledges that this Agreement has been assigned as security to the banks which provided financing for the Facility and the assignment remains effective in all respects with respect to this Agreement. MUNICIPALITY further acknowledges that this Agreement has been or will be assigned as security to the Finance Authority of Maine, as the issuer of bonds to provide refinancing for the Facility, to the trustee for holders of such bonds and to any other entity or entities which provide credit support for such bonds, and the assignment remains effective in all respects with respect to this Agreement. MUNICIPALITY agrees to provide, upon written request of COMPANY, to COMPANY or any party described in the previous sentence in writing a confirmation of its acknowledgment of and consent to any such assignment and as to the effectiveness of this Agreement.

            ARTICLE XVIII. PERFORMANCE CREDITS

            A. Under Article XVIII of the Outstanding Agreement, MUNICIPALITY is entitled to certain Performance Credits on the terms and conditions therein specified. Since this Agreement amends the manner of calculation of Performance Credits, MUNICIPALITY and COMPANY hereby agree that for purposes of the calculation of Performance Credits and Net

Compensation under the Outstanding Agreement, the close of business of the day before the Closing Date shall be treated as the end of a calendar year and any Performance Credits and Net Compensation earned under the Outstanding Agreement shall be calculated and determined as of such date, giving effect to the release, if any, of funds from reserve accounts effected on the Closing Date which are to be taken into account as Distributable Cash (as defined in and in accordance with the Outstanding Agreement). It is acknowledged and agreed that the Finance Authority of Maine has indicated that it will require the funding of certain reserve funds or accounts on the Closing Date: $6,000,000 in a debt service reserve account, such deposit to be made by funds advanced by Bangor Hydro under the amended Power Purchase Agreement; $3,000,000 in an operating reserve fund, such deposit to be made by funds provided by COMPANY from existing reserves released as a result of the refinancing; and $1,000,000 in a capital improvement fund, such deposit to be made by funds provided by COMPANY from existing reserves released as a result of the refinancing. MUNICIPALITY acknowledges and agrees that such closing requirements are preliminary and consents to additional deposits in these or other reserve accounts as may be required of COMPANY or Bangor Hydro by the Finance Authority of Maine, the trustee for the bonds or any provider of credit enhancement or support for such bonds, as approved by the Municipal Review Committee. It is acknowledged and agreed that to the extent that any cash reserves of COMPANY existing prior to the Closing Date are used to fund operating or debt service reserves or other financial requirements in respect of, or are required in connection with, the bonds to be issued on the Closing Date to refinance the Facility, such pre-existing cash reserves shall not be treated as Distributable Cash under the Outstanding Agreement. It is further acknowledged and agreed that COMPANY on the Closing Date, after providing for payment or reserves for payment of
Distributable Cash (as defined in the Outstanding Agreement) to the Charter Municipalities and COMPANY (including Net Compensation (as defined in the Outstanding Agreement)), funding reserves and capital improvement funds as contemplated above and retaining sufficient operating funds, consistent with prior practices and prudent financial management, to permit operations of the Facility, shall distribute the remainder of its then existing cash balances one-half (50%) to the Charter Municipalities and one-half (50%) to partners in COMPANY.

            The Performance Credits earned under the Outstanding Agreement shall be calculated as of the Closing Date and a preliminary payment thereof made by COMPANY as soon as reasonably practicable thereafter, initially calculated on the assumption that all Charter Municipalities will become Amending Charter Municipalities, subject to a final payment and adjustment to reflect the actual Amending Charter Municipalities to be made on or before September 1, 1998.

            B. Performance Credits under this Agreement shall be determined and paid in accordance with this paragraph B. The Amending Charter Municipalities shall have the right to receive, in cash, one-third (33-1/3%) of the cumulative, Distributable Cash, as defined in Schedule E annexed hereto, from and after the Closing Date (the "Performance Credits"), which shall be payable to Bangor Savings Bank or other institution designated by the Municipal Review Committee; provided, however, that the rights of the Amending Charter Municipalities to receive Performance Credits shall be subject to and limited by the prior right of the Municipal Review Committee to allocate and apply Performance Credits to the purchase of limited partnership interests in COMPANY pursuant to Paragraph
(C)(3)(III) of Article XIX of this Agreement. Notwithstanding the foregoing provisions of this Article XVIII, (i) any cash deposited in the "Principal Reserve and Redemption Account" (or similar account) or in the "Bangor Hydro Reserve Account" (or similar account) required by the Finance Authority of Maine into which Bangor Hydro's installment payments under the amended Power Purchase Agreement are payable, and (ii) any payments made to reserve accounts required by the Finance Authority of Maine, the trustee for the bonds or any provider of credit enhancement or support for such bonds by COMPANY or MUNICIPALITY from installment payments made by Bangor Hydro under the amended Power Purchase Agreement or from amounts that would otherwise constitute distributions to COMPANY or MUNICIPALITY under the Trust Agreement, to the extent not otherwise applied in accordance with the Trust Agreement or other document governing such reserve account (collectively, the "Equity Reserves"), shall not constitute Distributable Cash under this Agreement, and the Amending Charter Municipalities and the partners in COMPANY as of the Closing Date shall each have the right to receive one-half (50%) of the Equity Reserves and any investment income therefrom, from and after the Closing Date, but only if and to the extent and at the time that such Equity Reserves and investment income (or funds held in other accounts in lieu thereof) are released to COMPANY, as further provided in the Trust Agreement; provided, however, that the rights of the Amending Charter Municipalities to receive Equity Reserves and investment income thereon shall be subject to and limited by the prior right of the Municipal Review Committee to allocate and apply such Equity Reserves and investment income to the purchase of limited partnership interests in COMPANY pursuant to Paragraph (C)(3)(III) of
Article XIX of this Agreement. The amount of Equity Reserves to be distributed to the Amending Charter Municipalities shall be allocated to MUNICIPALITY in the same proportion that Performance Credits are then allocated to MUNICIPALITY under the next succeeding paragraph. The portion of the Equity Reserves and investment income to be paid to MUNICIPALITY shall be paid to Bangor Savings Bank or other institution designated by the Municipal Review Committee. From the Performance Credits payable to the Amending Charter Municipalities there shall be deducted "Performance Credits" (as defined therein) payable to Charter Municipalities that are not Amending Charter Municipalities under waste disposal agreements with COMPANY.

            The amount of Performance  Credits to be distributed to the Amending
Charter Municipalities shall be allocated to MUNICIPALITY in proportion to the average of (a) the proportion of Acceptable Waste credited to MUNICIPALITY under this Agreement to the aggregate amount of Acceptable Waste credited to all of the Amending Charter Municipalities under this Agreement and similar waste disposal agreements in the calendar quarter for which the Performance Credits are being calculated; and (b) the proportion of the Guaranteed Annual Tonnage of MUNICIPALITY to the Guaranteed Annual Tonnage for all Amending Charter Municipalities, as of the last day of the calendar quarter for which the Performance Credits are being calculated. Notwithstanding the immediately preceding sentence, the Municipal Review Committee, upon a vote of its Board, following an opportunity to be heard by any affected Amending Charter Municipality, and upon written notice to COMPANY and MUNICIPALITY given not less than 45 days before the effective date of such change, may change the allocation of Performance Credits among the Amending Charter Municipalities, including MUNICIPALITY. The Performance Credits shall be calculated quarterly based upon the operations of the Facility during the preceding quarter. The Performance Credits shall be recognized upon determination, but MUNICIPALITY shall not be entitled to any credit or payment of Performance Credits until the end of the following quarter or as soon thereafter as funds are released therefor under the Trust Agreement, but only to the extent that funds are released under the Trust Agreement and are available therefor. Upon delivery of the annual audit of COMPANY, the Performance Credits for the year covered by the audit shall be adjusted to accord with the audit, and any credits or debits thereto shall be applied to the next distribution of Performance Credits hereunder.

            ARTICLE XIX. EXERCISE OF OPTION TO EXTEND TERM; OPTION TO PURCHASE PARTNERSHIP INTERESTS; OPTION TO PURCHASE LIMITED PARTNERSHIP INTERESTS

            A. By the execution and delivery of this Agreement, MUNICIPALITY has irrevocably elected to exercise the option under Article XIX of the Outstanding Agreement, alternative (D)(3), to extend the term of the Outstanding Agreement for 15 years. MUNICIPALITY acknowledges and consents to the reduction in the extension of the term of the Outstanding Agreement from 15 years to 14 years, as evidenced by this Agreement, in order to coincide with the stated expiration date of the original and amended Power Purchase Agreement between Bangor Hydro and COMPANY, and MUNICIPALITY acknowledges and agrees that such reduction in term is in the best interests of MUNICIPALITY and its residents. MUNICIPALITY further acknowledges and agrees that such exercise is effective notwithstanding any variation of terms of this Agreement from the Outstanding Agreement.

            By the execution and delivery of this Agreement and of similar waste disposal agreements by other Amending Charter Municipalities and the acceptance hereof and thereof by COMPANY, it is acknowledged and agreed that MUNICIPALITY, with such other Amending Charter Municipalities, have effectively exercised the option granted to the Charter Municipalities under Article XIX of the Outstanding Agreement and other similar agreements (alternative (D)(3)) to extend the term of the Outstanding Agreement and the outstanding Charter
Municipality agreements between COMPANY and the other Amending Charter Municipalities, notwithstanding that the extension is in substance for 14 years instead of 15 years (since that date coincides with the stated expiration date of the original and amended Power Purchase Agreement between Bangor Hydro and COMPANY), notwithstanding any variation of terms of this Agreement from the Outstanding Agreement, and notwithstanding that the effectiveness of such exercise is to be based on the selection of an alternative by the Charter Municipalities with a majority of Guaranteed Annual Tonnage as of January 1, 2003 (since the Amending Charter Municipalities will constitute at the Closing Date a majority of Guaranteed Annual Tonnage and no pooling of Guaranteed Annual Tonnage on or before January 1, 2003, may cause the Guaranteed Annual Tonnage of the Amending Charter Municipalities to be less than 51% of the Guaranteed Annual Tonnage of all Charter Municipalities, as provided in Article V of this Agreement and the other Charter Municipality agreements with the Amending Charter Municipalities). Consequently, no other option remains to be exercised by MUNICIPALITY under Article XIX of the Outstanding Agreement (including, without limitation, the option to purchase the Facility on March 31, 2004).

            B. The Amending Charter Municipalities, including MUNICIPALITY, if they remain parties to Charter Municipality agreements with COMPANY through March 31, 2018, have the right to purchase as of March 31, 2018 all partnership interests in COMPANY not owned by Equity Charter Municipalities, in whole but not in part, at their then fair market value, as further provided in the partnership agreement of COMPANY as in effect on the Closing Date, whether or not such Amending Charter Municipalities are Equity Charter Municipalities, and which option may be exercised by one, more or all of such Amending Charter Municipalities.

            C. MUNICIPALITY shall have the right, in conjunction with the other Amending Charter Municipalities (except those municipalities that become Amending Charter Municipalities after September 30, 1998), to exercise an irrevocable option to participate in the purchase of limited partnership interests in COMPANY (the "Equity Participation Option") up to 50% of the total interest in capital and profits of COMPANY, which is hereby granted to all such Amending Charter Municipalities and described below, subject to the following terms and conditions:

            1. Term of Equity Participation Option. Notice of exercise of the Equity Participation Option must be given by 5:00 o'clock p.m. on September 30, 1998. If notice of the exercise of the Equity Participation Option is not received by COMPANY as provided in subparagraph (2) hereof, the Equity Participation Option in favor of MUNICIPALITY shall expire. The exercise of the Equity Participation Option is irrevocable by MUNICIPALITY.

            2. Means of Exercise. The Equity Participation Option shall be exercised by written notice delivered to COMPANY at its offices at the Facility in Orrington, Maine, either by personal delivery to the Facility on-site plant Manager, or by certified mail, received prior to the expiration of the term of the Equity Participation Option.

            3. Participation by MUNICIPALITY. To be an effective exercise of the
Equity Participation Option, the notice of exercise of the Equity Participation Option shall contain a certification by MUNICIPALITY and an acknowledgment by the Municipal Review Committee that MUNICIPALITY and the Municipal Review Committee have entered into the MRC Administration Authorization pursuant to which MUNICIPALITY has irrevocably appointed the Municipal Review Committee to act as its agent in the administration of the purchase of limited partnership interests in COMPANY pursuant to the Equity Participation Option and the application of partnership distributions, including authorization for the Municipal Review Committee to designate in the name and on behalf of MUNICIPALITY the amount of

Performance Credits to be applied on the account of MUNICIPALITY to purchase limited partnership interests in COMPANY, as contemplated by paragraph III below.

            If an Amending Charter Municipality, including MUNICIPALITY, effectively exercises its Equity Purchase Option, it then shall have the right to purchase limited partnership interests in COMPANY on the following terms and conditions, as further provided in the partnership agreement of COMPANY, as in effect on the Closing Date:

            I. Additional Partnership Interests. Such limited partnership interests shall be additional limited partnership interests authorized by the partnership agreement of COMPANY, and shall not constitute a sale or assignment by any current partner in COMPANY of its partnership interest as in effect before the Closing Date.

            II. Purchase Price. The purchase price of five-ninths (5/9ths) of the total limited partnership interests in COMPANY (which equals 50% of the total interest in capital and profits of COMPANY) shall be equal to $31,000,000.00 (the "Purchase Price"); provided, however, that if less than a five-ninths (5/9ths) limited partnership interest is purchased, the purchase price shall be equal to a proportionate share of the Purchase Price based on the limited partnership interests acquired.

            The total limited partnership interests for all Equity Charter Municipalities acquired at any one time, as provided in paragraph III below, shall be equal to the product of: (i) five-ninths (5/9ths) of the total limited partnership interests in COMPANY, times (ii) the aggregate amount then paid by the Equity Charter Municipalities pursuant to paragraph III, divided by (iii) the Purchase Price; provided, however, that at no time through the exercise of the Equity Participation Option may the Equity Charter Municipalities acquire in the aggregate more than 50% of the total interest in capital and profits of COMPANY.

            III. Payment of Purchase Price. If MUNICIPALITY has effectively exercised the Equity Purchase Option, the Municipal Review Committee, on behalf of MUNICIPALITY, may, at any time and from time to time (but not more frequently than once each calendar quarter) after the later of: (i) September 30, 1998, or
(ii) the date six months after
the Closing Date, purchase limited partnership interests in COMPANY by the designation of all or a portion of the Performance Credits payable to MUNICIPALITY or previously paid to MUNICIPALITY under Article XVIII or Equity Reserves payable or previously paid to MUNICIPALITY under Article XVIII for use by COMPANY in the prepayment and redemption of bonds or other borrowing that has refinanced the Facility and COMPANY hereby agrees to apply such amounts to such purpose as soon as is reasonably practicable under the documents evidencing or securing such bonds or other borrowing. The effective date of the purchase of the limited partnership interests shall be the date on which COMPANY's obligations in respect of the bonds or such other borrowing is prepaid. The amount of Performance Credits or Equity Reserves to be applied by the Municipal Review Committee on behalf of MUNICIPALITY and all other Equity Charter
Municipalities at any single time to purchase limited partnership interests shall be equal in principal amount to an authorized principal amount of bonds or such other borrowing that may then be prepaid in accordance with their terms.

            Pursuant to the MRC Administration Authorization, the Municipal Review Committee on behalf of MUNICIPALITY shall designate quarterly the amount, if any, of the Performance Credits and Equity Reserves allocated to MUNICIPALITY to be applied to such purchase. To the extent that such Performance Credits and Equity Reserves are so applied, MUNICIPALITY shall have acquired limited partnership interests in COMPANY to the extent of the purchase price thereof, as further provided in the partnership agreement of COMPANY. COMPANY agrees to evidence such partnership interests in its books and records and to provide such further documentation thereof as MUNICIPALITY or the Municipal Review Committee shall reasonably request.

            MUNICIPALITY  acknowledges  that  its  ownership  share  of  limited partnership interests in COMPANY will be based on its respective share of cumulative prior contributions of Performance Credits and Equity Reserves toward the purchase of such limited partnership interests. MUNICIPALITY hereby ratifies and confirms its delegation to the Municipal Review Committee pursuant to the MRC Administration Authorization, to the extent permitted by law, of authority to vote and otherwise act in its name and on its behalf as to its limited partnership interests in COMPANY. Partnership distributions to be made to MUNICIPALITY as a result of its limited partnership interest in COMPANY shall be made to Bangor Savings Bank, as custodian, to be administered by the Municipal Review Committee on behalf of MUNICIPALITY.

            MUNICIPALITY acknowledges and agrees that COMPANY has no responsibility or duty whatsoever to MUNICIPALITY or the Municipal Review Committee to advise either of them as to the use and application of Performance Credits or Equity Reserves, exercise of the Option or the use and application of partnership distributions, if any.

            ARTICLE XX. NOTICES

            All notices herein required or permitted to be given or furnished under this Agreement by either party to the other shall be in writing, and shall be deemed sufficiently given and served upon the other party if sent by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

            If to COMPANY:      Penobscot Energy Recovery Company,
                                  Limited Partnership
                                  P.O. Box 160
                                    Route 15
                                   River Road
                             Orrington, Maine 04475
                            Attention: Plant Manager

            With copies to:     Charles J. Micoleau, Esq.
                                Curtis Thaxter Stevens
                                Broder & Micoleau
                                One Canal Plaza
                                P.O. Box 7320 DTS
                                Portland, Maine 04112

                                and

                                Municipal Review Committee, Inc.
                                Eastern Maine Development Corporation
                              One Cumberland Place
                               Bangor, Maine 04401

            If to MUNICIPALITY: See Schedule A

            With a copy to:     Municipal Review Committee, Inc.
                                Eastern Maine Development Corporation
                              One Cumberland Place
                               Bangor, Maine 04401

Each party shall have the right, from time to time to designate a different person and/or address by notice given in conformity with this section.

            ARTICLE XXI. BINDING EFFECT

            The Agreement shall bind upon and inure to the benefit of the parties hereto and their respective successors or assignees.

            ARTICLE XXII. OTHER DOCUMENTS

            Each  party   promises   and  agrees  to  execute  and  deliver  any
instruments and to perform any acts which may be necessary or reasonably required in order to give full effect hereto.

            ARTICLE XXIII. HEADINGS

            Captions and headings herein are for ease of reference and do not constitute a part of this Agreement.

            ARTICLE XXIV. COUNTERPARTS

            This Agreement may be executed in more than one counterpart, each of which shall be deemed an original and all of which together shall constitute the same agreement.

            ARTICLE XXV. APPLICABLE LAW

            The  law  of  the  State  of  Maine  shall   govern  the   validity,
interpretation, construction and performance hereof.

            ARTICLE XXVI. AMENDMENT OF AGREEMENT

            No amendments to this Agreement may be made except in writing signed by both parties. This Agreement has been or will be assigned to a trustee under bond financing arrangements or to the issuer or the providers of credit enhancement for such bonds and the written consent of all such assignees shall also be required before any amendment becomes effective.

            ARTICLE XXVII. SEVERABILITY

            In the event any covenant, condition or provision of this Agreement is held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction, the invalidity or unenforceability thereof shall in no way affect any of the other covenants, conditions or provisions hereof, provided that such remaining covenants, conditions or provisions can thereafter be applicable and effective without materially changing the obligations of either party.

            ARTICLE XXVIII. RELATIONSHIP OF THE PARTIES

            Nothing herein shall be deemed to constitute either party a partner, agent or local representative of the other party or to create any fiduciary relationship between the parties. MUNICIPALITY may, however, acquire an interest in COMPANY as provided in Article XIX hereof.

            ARTICLE XXIX. REPRESENTATIVES

            The authorized representative of each of the parties for the purposes hereof shall be such persons as the parties may from time to time designate in writing.

            ARTICLE XXX. INTEGRATION; CONFLICTS

            This instrument (including all Schedules attached hereto, which are hereby incorporated herein and made a part hereof) embodies the whole of this Agreement. There are no promises, terms, conditions, or obligations between the parties other than those contained herein or in the written agreements specifically referenced herein (such as the Trust Agreement, the amended Power Purchase Agreement between Bangor Hydro and COMPANY and the Warrant Agreement). This Agreement amends, supplements, restates, extends and supersedes the Outstanding Agreement and all supplements thereto and all other previous communications, representations, or agreements, either oral or written, between the parties hereto in respect of the subject matters covered hereby.

            In the event that the requirements of any Article of this Agreement shall be found to be inconsistent with those of any Schedule, the Article shall control.

            ARTICLE XXXI. CONSENTS

            To the extent that the consent of either party to this Agreement is required to any action of the other party pursuant to any provision of this Agreement, such consent will not be unreasonably withheld.

            ARTICLE XXXII. ARBITRATION

            A. MUNICIPALITY and COMPANY shall confer from time to time to review Facility operations and the relationship in general.

            B. MUNICIPALITY and COMPANY agree that, if any dispute arises under Articles V(D), (E) and (I), VI, VII, X, XII, XIII, XIV, XVI, XVII, XVIII, and XIX(F), resolution of that dispute shall be conducted by COMPANY and the Municipal Review Committee pursuant to this Article XXXII and the results thereof shall be binding on MUNICIPALITY, COMPANY and the Municipal Review Committee.

            C. The parties shall submit such dispute to an arbitrator to obtain a binding resolution thereof. The dispute shall be submitted to the arbitrator as soon as the dispute arises. The arbitrator shall be a person mutually agreed upon by the parties or, if the parties are unable to reach such agreement, there shall be three (3) arbitrators, one selected by each of the parties within five
(5) days after the dispute arises and a third chosen by the two appointed within five (5) days after their selection. The parties then shall provide whatever information and material the arbitrators deem necessary to resolve the dispute. The arbitrators shall decide the dispute within twenty (20) days after the arbitrators have been selected. If there is only one arbitrator, his decision shall be binding on COMPANY, MUNICIPALITY and the Municipal Review Committee, and if there are three, the decision of any two shall be binding. The parties intend that this arbitration process will expeditiously resolve disputes relative to financial or technical matters relating to the Facility. The costs of such arbitration shall be shared equally by the parties.

            ARTICLE XXXIII. MISCELLANEOUS

            To  the  extent   permitted   by  law,  no   municipality,   Charter
Municipality, or commercial entity will be offered a long term, non-interruptible waste disposal agreement by COMPANY on any terms more favorable than described herein unless either the Municipal Review Committee consents or all more favorable terms, including tipping fee, are made available to MUNICIPALITY. No municipality will be offered any Spot Market Contract without Municipal Review Committee consent.

            COMPANY agrees that the tipping fee rate under any future waste disposal contracts with the City of Ellsworth and the Towns of Newport, Pittsfield, Detroit, Monroe, Prospect, Winterport and Frankfort, Maine, will equal at least the greater of (i) the market rate in effect at the time for waste disposal agreements with substantially similar terms, or (ii) the then current Charter Municipality rate (the average of the Tipping Fee under this Agreement and, if there are Charter Municipalities that are not Amending Charter Municipalities, the Tipping Fee in effect under the waste disposal agreements of such Charter Municipalities with COMPANY), plus the "Equivalent Escalating Spread," as reasonably determined by the Municipal Review Committee in consultation with COMPANY.

            COMPANY may engage in refinancing of indebtedness or other borrowings at any time without the consent of the Municipal Review Committee only if such refinancings or other borrowing do not materially adversely affect Distributable Cash or the Performance Credits; provided, however, that COMPANY may incur indebtedness, without the consent of the Municipal Review Committee, to the extent COMPANY reasonably deems necessary to provide for maintenance and repair of the Facility or to enable the Facility or its operation to comply with applicable law or permit requirements.

            This Agreement shall not take effect unless and until the Closing Date occurs. If the Closing Date does not occur on or before December 31, 1998, this Agreement shall be without force and effect, and the Outstanding Agreement, as such as been heretofore otherwise amended or supplemented, shall continue to govern.

            IN WITNESS WHEREOF, the parties hereto have executed this amended, supplemented, restated and extended agreement on this ____ day of _______, 199_.

WITNESS:                              [MUNICIPALITY]



____________________________          By:_______________________________________

                                       Its

                                    PENOBSCOT ENERGY RECOVERY COMPANY,
                                      LIMITED PARTNERSHIP


                                    By: PERC Management Company,

                                          Its General Partner


                                    By: PERC, Inc.

                                          Its General Partner


                                       By:

                                          Its President

                                    By: Energy National, Inc.,

                                          Its General Partner


                                       By:

                                        Title:

                                   SCHEDULE A

Name and address of MUNICIPALITY:




Send copy of notices to MUNICIPALITY to:




1. Guaranteed Annual Tonnage per Operating Year to be delivered by MUNICIPALITY pursuant to Article V

2. Monthly Estimate (non-binding) of tons of Acceptable Waste

                  Jan.  ______      July  ______
                  Feb.  ______      Aug.  ______
                  March ______      Sept. ______
                  April ______      Oct.  ______
                  May   ______      Nov.  ______
                  June  ______      Dec.  ______

                                   SCHEDULE B

                    Charter Municipalities and Reference GATs

                        Charter Municipality                    Reference GAT
                        --------------------                    -------------

                           Albion                                     600
                           Alton                                      260
                           Atkinson                                   144
                           Baileyville                              1,200
                           Bangor                                  27,000
                           Bar Harbor                               4,600
                           Blue Hill                                2,000
                           Boothbay Reg.                            4,500
                           Bradley                                    425
                           Brewer                                   9,000
                           Brooks                                     258
                           Brownville                                 640
                           Bucksport                                2,750
                           Burnham                                    500
                           Camden, Rockport, Lincolnville, Hope     5,400
                           Carmel                                     700
                           Central Penobscot                        1,100
                           China                                    1,000
                           Clifton                                    300
                           Clinton                                  2,000
                           Corinna                                  1,729
                           Cushing                                    444
                           Dedham                                     400
                           Dexter                                   3,600
                           Dover-Foxcroft                           1,700
                           Eddington                                  960
                           Enfield                                    700
                           Exeter                                     250
                           Fairfield                                3,000
                           Friendship                                 492
                           Glenburn                                 1,300
                           Gouldsboro                                 800
                           Greenbush                                  375
                           Guilford                                 1,400
                           Hampden                                  3,200
                           Hancock                                  1,014
                           Hermon                                   1,965
                           Holden                                   1,050
                           Jackson                                    130
                           Charter Municipality             Reference GAT
                           --------------------             -------------

                           Lamoine                                    350
                           Lee                                        352
                           Levant                                     679
                           Lincoln                                  3,000
                           Lucerne                                    175
                           Mariaville                                 106
                           Marion                                   5,400
                           Mars Hill                                  500
                           Mattawamkeag                               400
                           Milford                                  1,100
                           Millinocket                              3,000
                           Milo                                     1,320
                           Monson                                     160
                           Mt. Desert                               1,800
                           Newburgh                                   500
                           Old Town                                 5,000
                           Orland                                     750
                           Orono                                    5,100
                           Otis                                       210
                           Owls Head                                  780
                           Palmyra                                    500
                           Parkham                                    168
                           Penobscot County                           700
                           Pleasant River SWD                       1,400
                           Plymouth                                   360
                           Reed Plantation                            100
                           Rockland                                 5,100
                           St. Albans                                 474
                           Sangerville                                400
                           Searsport                                1,500
                           South Thomaston                            600
                           Southwest Harbor                         2,000
                           Stetson                                    220
                           Steuben                                    380
                           Stonington                                 604
                           Surry                                    1,000
                           Thomaston                                1,560
                           Thorndike                                  200
                           Tremont                                  1,000
                           Trenton                                    600
                           Troy                                       250
                           Union                                      300
                           Unity                                      702
                           Charter Municipality             Reference GAT
                           --------------------             -------------

                           Vassalboro                               1,250
                           Veazie                                     800

                           Verona                                     275
                           Waldoboro                                2,100
                           Waterville                              21,000
                           West Gardner                             1,005
                           Winslow                                  3,850
                           Winthrop                                 3,200

       MUNICIPALITIES WITH LONG-TERM WASTE DISPOSAL CONTRACTS WITH COMPANY
         BUT WHICH ARE NOT CHARTER MUNICIPALITIES AS OF THE CLOSING DATE

                Municipality                      Guaranteed Annual Tonnage
                ------------                      -------------------------

                Abbott                                        190
                Aroostook Valley                              790
                Bowerbank                                      25
                Bridgewater                                    75
                Burlington/Lowell                             200
                Castine                                       260
                Cherryfield                                   300
                Chester                                       220
                Dixmont                                       150
                Edinburg                                       38
                Etna                                          350
                Freedom                                       194
                Harrington                                    300
                Howland                                       425
                Hudson                                        150
                Kenduskeag                                    170
                Knox                                          150
                LaGrange                                      180
                Maxfield                                       24
                Medford                                        50
                Milbridge                                     625
                Monticello                                    240
                Montville                                     260
                NARIF                                       8,000
                Northern Katahdin                           1,500
                Oakfield                                      260
                Passadumkeag                                  160
                Piscataquis                                   200
                Reed Plantation Group                         224
                St. Francis, St. John Plantation              275
                Searmont                                      270
                Sebec                                         180
                Sherman                                       480
                Springfield                                   160
                Swans Island                                  200
                TriCounty                                   1,180
                Wiscasset                                   3,400

                                   SCHEDULE C

                             Tipping Fee Calculation

            A. The two components of the total Tipping Fee to be paid are the Base Rate and the Variable Rate. The Base Rate, for the period from April 1, 1991 through and including December 31, 1991, is $35.16 per ton which Base Rate shall be available to only Charter Municipalities. The Base Rate will be adjusted in subsequent Operating Years as provided for in Article VI, Paragraph C of the Agreement.

            The Variable Rate shall be added to the Base Rate and paid by Municipality in accordance with the terms of the Agreement. For the period from April 1, 1991 through June 30, 1991, the Variable Rate shall be $7.45 per ton. The Variable Rate in respect of any calendar quarter commencing on or after July 1, 1991 shall be an amount per ton of Acceptable Waste equal to:

            1.    the initial Variable Rate of $7.45 per ton; plus

            2. the Pass-through Costs as estimated by COMPANY for such quarter, divided by the total tons of Acceptable Waste that COMPANY estimates will be delivered in such quarter (except in calculating the Change-in-Law costs and Change in Rate of Interest Cost, the denominator shall not include tonnage under Spot Market Contracts originating from outside the State of Maine); plus

            3. a reconciliation calculated as the difference between (i) the amount in dollars corresponding to the Variable Rate component of the total Tipping Fee that COMPANY was entitled to receive from the Charter Municipalities in the previous quarter; and
                  (ii) the amount in dollars corresponding to the Variable Rate component of the total Tipping Fee that is actually payable or was paid to COMPANY from the Charter Municipalities in the previous quarter, all divided by the tons of Acceptable Waste that COMPANY estimates will be delivered by the Charter Municipalities in the current quarter; minus

            4. any adjustments for failure of the Facility to operate or to meet the Performance Standards other than by reason of Suspension of Operations, Force Majeure, or MUNICIPALITY default; all divided by the tons of Acceptable Waste that COMPANY estimates will be delivered in such quarter; plus

            5. any adjustments for Change-in-Law costs and Change in Rate of Interest Cost, as converted to dollars per ton in accordance with Section E below;

and where the amounts in items (2), (3) and (5) can be positive or negative.

            B. For purposes of calculating Section A(2) above, Pass-through Costs shall be defined as the sum of the following:

                  (1) Changes in the cost of Residue disposal. The difference between (i) the sum of all fees, costs, expenses and liabilities that COMPANY estimates it will incur or pay in respect of Residue disposal for the calendar quarter (including but not limited to transportation costs), and (ii) the base amount for Residue disposal which is $368,188.

                  (2) Changes in the cost of FEPR disposal. The difference between (i) the sum of all fees, costs, and expenses and liabilities that COMPANY estimates it will incur or pay in respect of FEPR disposal for the calendar quarter (including but not limited to transportation costs), and (ii) the base amount for FEPR disposal which is $526, 274.

            C. For purposes of calculating Section A(4) above, the adjustments for failure to meet the Performance Standards (for reasons other than Suspension of Operations, Force Majeure or MUNICIPALITY default) shall be calculated in the first quarter of each Operating Year on the basis of performance in the preceding Operating Year. Such adjustments shall be defined as follows:

                  1. for failure to comply with the Residue Moisture Standard, the actual costs of transportation and disposal associated with the excess tons.

                  2. for failure to comply with the Residue Combustible Content Standard and/or the Ferrous Quality Standard, the actual costs of transportation and disposal for the excess tons associated with excess combustible material.

                  3. for failure to comply with the Residue Truck Loading Standard and/or the FEPR Truck Loading Standard, the cost of transportation associated with the excess shipments.

                  4. for failure to comply with both the Glass and Grit Quantity and Quality Standards, the actual costs of transportation and disposal, for the excess tons provided that no adjustment shall be made unless the Facility has failed to comply with both standards.

            E. For purposes of the adjustments in Section A(5) above, Changes-in-Law costs and Changes in Rate of Interest Costs shall be defined as the sum of the following:

                  (1) Change-in-Law costs. The Change-in-Law costs for any calendar quarter are the fees, costs, expenses and liabilities paid or incurred by COMPANY during such calendar quarter, by reason of a Change-in-Law event (including an allocated portion of capital expenditures and direct quantifiable additions to operating or maintenance costs) but only as and to the extent such fees, costs, expenses and liabilities in respect of any Change-in-Law event exceeds $100,000 (whether or not paid in any calendar quarter). The Change-in-Law costs to be included in any adjustments of the Variable Rate for any calendar quarter may not exceed 25% of the Tipping Fee payable by MUNICIPALITY for such calendar quarter (before giving effect to the inclusion of the full amount thereof without reference to such limitation). Any Change-in-Law costs which exceed the 25% cap in a particular calendar quarter shall be accrued and be included as and to the extent permitted by the immediately preceding sentence in the next succeeding calendar quarter(s) in which such inclusion will not be prohibited by such limitation.

            The amount of the Change-in-Law costs which is not received in a calendar quarter by reason of such 25% limitation shall, together with interest on the unpaid and unrecorded amount thereof at a rate per annum equal to the rate of interest announced by Bank of Boston or its successor as its base or prime rate of interest plus 2% per annum on the unrecovered amount thereof, be thereafter treated as a Change-in-Law costs and included in any calculation thereof until received in full. All calculations of Change-in-Law costs shall be prepared on the basis that unpaid amounts of Change-in-Law costs from prior calendar quarters are the first ones to be included and recovered and Change-in-Law costs paid in the calendar quarter in question are the last to be included and recovered. Notwithstanding the foregoing, such 25% limitation shall not be applicable as and to the extent that any Change-in-Law costs paid or incurred in the calendar quarter would not be recovered by amortizing the amount thereof on an even calendar quarter basis (based on the number of remaining calendar quarters) over the period ending March 31, 2018.

            In the event of a termination of this Agreement whether by COMPANY, pursuant to Article VIII or Article XIII or by MUNICIPALITY, pursuant to Article XIII, or pursuant to Article XI, MUNICIPALITY shall be required to pay COMPANY an amount equal to its pro-rata share (based on the then Guaranteed Tonnage and the Guaranteed Annual Tonnage of all Charter Municipalities) of any remaining balances of Change-in-Law costs at the effective date of any such termination which have not been recovered prior to such date; provided, however, that MUNICIPALITY may at the effective date of such termination by written notice to COMPANY elect to pay any such amount owing by it based on an even monthly amortization of the amount thereof over a period of up to forty-eight (48) months as MUNICIPALITY shall elect. Any amount to be amortized shall bear interest at a rate per annual equal to the rate of interest announced by Bank of Boston or its successor as its base or prime rate of interest plus 2% and shall be payable at the time each such monthly payment is made.

            (2) Changes in Rate of Interest cost. Changes in Rate of Interest cost to be paid by COMPANY to the trustee of its presently outstanding bonds shall be an amount equal to the aggregate difference between (i) the interest expense of COMPANY to be paid or accrued in respect of the bonds as estimated by COMPANY in respect of such calendar quarter, and (ii) the interest expense that would have been paid or accrued in respect of the bonds during such calendar quarter at a 6.40% constant rate; provided, however, that the interest rate used in making the calculation in clause (i) shall in no event exceed the rate of 8.00% per annum. COMPANY will use its best efforts to fix the rate on the bonds at a time and on a basis which is mutually agreeable between COMPANY and the Municipal Review Committee the cost of which fixing of interest rate shall be paid by Charter Municipalities, including MUNICIPALITY, as a Pass-through Cost, in a manner which is agreeable to Municipal Review Committee and COMPANY.

            F. COMPANY will certify to the Municipal Review Committee the validity of quarterly Pass-through Costs and deliver to the Municipal Review Committee the certificate and the quarterly reconciliation statement with accompanying invoices and other agreed-upon documentation within twenty (20) days after the end of the calendar quarter so that the Municipal Review Committee can review the reconciliation. The Municipal Review Committee will have twenty (20) days from receipt of the statement to accept or dispute the reconciliation. Unless the Municipal Review Committee files a written objection to the statement with COMPANY within twenty (20) days of receiving the same, setting forth the basis for such dispute, such statement shall be final and binding on all parties, including MUNICIPALITY. If the Municipal Review Committee files such written objection, the amount of the disputed items shall not be included in Tipping Fee invoices, but the disputed items shall be referred to binding arbitration for resolution as provided for in Article XXXII. Adjustments to Pass-through Costs determined by resolution of the disputed items shall be reflected in future invoices as referred to in paragraph A above.

            G. Annual Projections of Tipping Fees. On or before September 15 of each Operating Year, commencing with the Operating Year beginning January 1, 1992, or on such other date as shall be mutually acceptable to COMPANY and MUNICIPALITY, COMPANY shall use its best efforts to notify MUNICIPALITY and the Municipal Review Committee of COMPANY's then estimate of the Base Rate per ton and the Variable Rate per ton, so that MUNICIPALITY may include in its budget adequate contingency amounts to cover potential increases in its projected Tipping Fees. Any such estimates shall not be binding on any of the parties.

                                   SCHEDULE D

      Procedure To Exercise Option To Purchase Facility under Article XVI,
                                   Paragraph A

            If the Municipal Review Committee, on behalf of the Charter Municipalities, elects to purchase the Facility as permitted and provided in
Article XVI, Paragraph A of this Agreement, the notice of exercise of the Option shall specify the date of the closing of the transfer of title from COMPANY to Charter Municipalities or their designee, which closing shall occur within 180 days of the date of the written notice given by the Municipal Review Committee under Article XVI, Paragraph A. At closing, COMPANY shall convey the Facility by quitclaim deed with covenant and bills of sale with warranty covenants, free and clear of all liens and encumbrances. Any liens and encumbrances including the balances of any unpaid amounts secured by the mortgage to the trustee or any provider of credit enhancement or support of bonds providing financing or refinancing of the Facility or any portion thereof, together with all interest, fees and costs due to the trustee and such providers secured thereby, shall be paid in cash at closing.

            The condition contained in the preceding sentence is for the benefit of both parties and may not be waived by any party to this Agreement. The parties shall make appropriate provisions for the orderly assumption of executory contracts and reconcile real estate taxes and other such items on a pro rata basis. Unless otherwise agreed prior to closing, the Charter Municipalities will not be acquiring accounts receivable or assuming accounts payable of COMPANY.

                                   SCHEDULE E

                               Distributable Cash

            For the purpose of calculating  Performance  Credits  referred to in
Article XVIII of the Agreement for any period, amounts used to calculate Distributable Cash shall be determined consistent with Generally Accepted Accounting Principles and shall be derived from the following types of income and expenses:

            (1) all amounts received by COMPANY from Bangor Hydro in respect to the sale of electricity to it during such period; provided, however, that to the extent such funds constitute Equity Reserves (as defined in Article XVIII, paragraph B), such funds and any investment income therefrom shall be distributed one-half (50%) to the Amending Charter Municipalities and one-half (50%) to the partners in the COMPANY as of the Closing Date, if and when released to COMPANY;

            (2) all sums received by COMPANY during such period in respect to all Acceptable Waste delivered to COMPANY during such period;

            (3) all amounts received by COMPANY in respect of the sale by it of recoverable materials, steam or byproducts during such period; and

            (4) all investment income of COMPANY earned (other than earnings on monies in accounts maintained pursuant to this Agreement, the trust indenture between the Finance Authority of Maine, or other issuer, and the bond trustees, existing credit or other agreements between COMPANY and any provider of credit enhancement or support for the bonds) during such period.

            From the sum of the amounts and income set forth above, shall be deducted the sum of all fees, costs, expenses and liabilities paid or incurred by COMPANY in respect to such period including debt service, amounts deposited into or credited to any account maintained pursuant to the trust indenture, the credit agreements between COMPANY and any provider of credit enhancement or support for the bonds, or this Agreement, any plant management fee allocable to COMPANY or bonus payments paid or incurred by COMPANY pursuant to the operating agreement between COMPANY and ESOCO Orrington, Inc. or any subsequent operating agreement.

            In the calculation of Distributable Cash, distributions to partners of COMPANY in respect to any ownership interests in the partnership shall not be considered to be a fee, a cost, an expense, or a liability. Further, Distributable Cash shall not include:

            (1) any 1990 through March 31, 1991 interim tipping fee payments or any payments for this purpose made over time after March 31, 1991;

            (2) amounts received from borrowing or drawing-down of letters of credit;

            (3) insurance or condemnation proceeds or awards;

            (4) amounts received in satisfaction of claims;

            (5) capital contributions and indemnity payments;

            (6) debt service savings (including any reductions in letter of credit or other credit enhancement fees or commissions or any remarketing fees) resulting from the prepayment of bonds or other borrowings effected with payments made by Equity Charter Municipalities under Article XIX, paragraph
(B)(5) of this Agreement; and

            (7) any other amount not representing revenues received in the ordinary course of business (including, without limitation, withdrawals from accounts maintained under the trust indenture, credit or other agreements between COMPANY and its lenders, or this Agreement); provided, however, that funds, if any, remaining in the debt service reserve fund, capital improvement reserve fund and operating reserve fund securing the bonds when released to COMPANY shall be Distributable Cash; provided, further, however, to the extent such reserve funds constitute Equity Reserves (as defined in Article XVIII, paragraph B), such funds and any investment income therefrom shall be distributed one-half (50%) to the Amending Charter Municipalities and one-half (50%) to the partners in COMPANY as of the Closing Date, if and when released by the Finance Authority of Maine or the trustee.

            Distributable Cash shall be calculated in a manner consistent with the description below. All capitalized terms not defined elsewhere in this Agreement refer to specific line items in COMPANY's profit and loss operations statements ("Operating P&L") as prepared monthly by COMPANY's controller in the regular course of COMPANY's financial affairs and audited annually by an independent accounting firm.

            1.    Start with Total Revenues.

            2.    Subtract the following summary line items:

                  a.    Total Fixed Expenses;
                  b.    Total Variable Expenses; and
                  c.    Total Non-Operating Income Expenses.

            3.    Add back the following individual line items:

                  a.    Depreciation; and
                  b.    Amortization.

            4.    Subtract the following:

                  a.    The principal paid on the outstanding bonds; and
                  b. The amount of debt service savings resulting from the prepayment of bonds or other borrowings effected with payments made by Equity Charter Municipalities under
                        Article XIX, paragraph (B)(5) of this Agreement.

            5. Adjust for other cash and non-cash items and cash flow lags as calculated and substantiated by COMPANY and otherwise not incorporated into the Operating P&L.

            In the event that COMPANY changes the definitions of line items on its Operating P&L, it shall inform the Municipal Review Committee of such changes, and appropriate adjustments to the calculation described above shall be made by mutual agreement.

            COMPANY shall submit its calculation of Distributable Cash and Performance Credits to the Municipal Review Committee within sixty (60) days of the close of each calendar quarter and within thirty (30) days of the completion of the annual independent audit. Quarterly calculations of the amount of Distributable Cash and Performance Credits for a year shall be subject to adjustment and reconciled with the annual audit. Such submittal shall be accompanied by the following:

            1. A certificate signed by COMPANY's  controller stating that he has reviewed the submittal and the calculations, that the submittal is a correct representation of the matters set forth and was prepared from data prepared in accordance with Generally Accepted Accounting Principles consistent with COMPANY's historical operating practices and in accordance with the terms of this Agreement;

            2. A certificate signed by an authorized officer of COMPANY that COMPANY has complied with its obligations under this Agreement as they affect the calculation of Performance Credits;

            3. Company Operating P&L for the period;

            4. A written statement setting forth the detailed calculation of the Performance Credits;

            5. A written statement setting forth the tons of Acceptable Waste accepted from each Charter Municipality in the period.

                                   SCHEDULE F

                              Performance Standards

1.          THE RESIDUE MOISTURE STANDARD

            The moisture in the Residue as shipped shall not exceed forty percent (40%) by weight on an annual basis. The annual average shall be the simple average of the results of analysis of compound samples. The size of the samples, the frequency of sampling and sample compounding and the procedures for storing and compounding samples in waterproof containers shall be established by mutual agreement of COMPANY and the Municipal Review Committee. Protocols for analysis of the samples shall be in accordance with standard American Society for Testing and Materials (ASTM) methods or otherwise by mutual agreement of COMPANY and the Municipal Review Committee.

2.          THE RESIDUE COMBUSTIBLE CONTENT STANDARD

            The percent weight of the unburned combustibles in the Residue as measured by the percent LOI shall not exceed the Residue Combustible Content Standard on an annual average basis. The Residue Combustible Content Standard shall be set for 1991 at nine percent (9%) by weight (dry), and shall be adjusted for Operating Years after 1991 by mutual agreement of COMPANY and the Municipal Review Committee using the results of analysis of compound samples taken during 1991. The size of the samples, the frequency of sampling and sample compounding and the procedures for storing and compounding samples in waterproof containers shall be established by mutual agreement of COMPANY and the Municipal Review Committee. Protocols for analysis of the samples shall be in accordance with standard ASTM methods or otherwise by mutual agreement of COMPANY and the Municipal Review Committee.

3.          THE RESIDUE TRUCK LOADING STANDARD

            The annual average net weight of shipments of Residue shall not be less than twenty (20) tons per truck. Net weights and the number of shipments shall be determined on the basis of monthly disposal invoices as verified for accuracy.

4.          THE FEPR TRUCK LOADING STANDARD

            The annual average net weight of shipments of FEPR (including glass and grit, non-processible waste, and to the extent that its disposal costs are based on explicit payments for transportation on a per truck basis, recovered ferrous materials) shall not be less than twenty (20) tons per truck. Net weights and the number of shipments shall be determined on the basis of monthly disposal invoices as verified for accuracy.

5.          THE FERROUS QUALITY STANDARD

            The higher heating value (HHV) of the recovered ferrous materials as measured by the ratio of the BTUs of the free combustibles to the total weight of the recovered ferrous materials shall not exceed the Ferrous Quality Standard on an annual average basis. The Ferrous Quality Standard shall be set for 1991 at 940 BTU/lb on the basis of ten percent (10%) free combustible content by weight at an assumed HHV of 9400 BTU/lb, and shall be adjusted for Operating Years after 1991 by mutual agreement of COMPANY and the Municipal Review Committee using the results of analysis of compound samples taken during 1991. The size of the samples, the frequency of sampling and sample compounding and the procedures for storing and compounding samples in waterproof containers shall be established by mutual agreement of COMPANY and the Municipal Review Committee. Protocols for analysis of the samples shall be in accordance with standard ASTM methods or otherwise by mutual agreement of COMPANY and the Municipal Review Committee.

6.          THE GLASS AND GRIT QUANTITY STANDARD

            The weight of the glass and grit shall not exceed twenty-six percent (26%) of the weight of all Acceptable Waste accepted at the Facility (including nonprocessible waste) on an annual basis. The weights of the glass and grit and the Acceptable Waste shall be determined on the basis of monthly disposal invoices as verified for accuracy by COMPANY.

7.          THE GLASS AND GRIT QUALITY STANDARD

            The Glass and Grit Quality Standard shall not be applicable unless the Facility has not complied with the Glass and Grit Quantity Standard. The HHV of the glass and grit shall not exceed the Glass and Grit Quality Standard on an annual average basis. The Glass and Grit-Quality Standard shall be set initially at 2088 BTU/lb and shall be adjusted by mutual agreement of the COMPANY and the Municipal Review Committee using the results of analysis of compound samples taken during 1991. The size of the samples, the frequency of sampling and sample compounding and the procedures for storing and compounding samples in waterproof containers shall be established by mutual agreement of COMPANY and the Municipal Review Committee. Protocols for analysis of the samples shall be in accordance with standard ASTM methods or otherwise by mutual agreement of COMPANY and the Municipal Review Committee.

                                   SCHEDULE G

                                Type of Vehicles

            All vehicles depositing waste on the Facility tipping floor shall be capable of discharging their loads mechanically. Included within the category of vehicles permitted to tip are: standard solid waste packer trucks, transfer trailers and hydraulic dump trucks. In addition, all solid waste vehicles entering the Facility shall have their loads enclosed within a container or covered securely by means of a tarp. No pick-up trucks, so-called, or other vehicles which would require manual unloading, either by design or by reason of malfunction, shall be permitted to discharge Acceptable Waste on the tipping floor.

                                   SCHEDULE H


                                    [Deleted]

                                  SCHEDULE H(1)


                                    [Deleted]

                                   SCHEDULE I


                                    [Deleted]

                                   SCHEDULE J

           Pending or Threatened Litigation or Governmental Proceeding

            1. [to come]

            _. COMPANY during the conduct of its business is involved in numerous governmental proceedings and investigations with respect to permits, approvals and administrative matters relative to the ownership, operation and maintenance of the Facility which, if adversely determined, could result adversely and affect COMPANY's ability to operate the Facility.



                  TO BE UPDATED, IF NECESSARY, PRIOR TO CLOSING

                                   SCHEDULE K


                                    [Deleted]

                 ACKNOWLEDGMENT OF BANGOR HYDRO-ELECTRIC COMPANY

            Bangor Hydro-Electric Company ("Bangor Hydro") hereby acknowledges that it has received a copy of the foregoing Second Amended, Restated and Extended Waste Disposal Agreement, dated as of ___________, 199_, between [Municipality] and Penobscot Energy Recovery Company, Limited Partnership, and that the references to the Common Stock Warrant and Registration Agreement contained in Article XII, paragraph E of the Agreement are correct in all material respects.

            IN WITNESS WHEREOF, Bangor Hydro has caused its duly authorized officer to execute this Acknowledgment as of the ____ day of ____________, 199_.

                                       BANGOR HYDRO-ELECTRIC COMPANY


                                       By /s/ Andrew Landry
                                          --------------------------------------
                                          Its General Counsel, Secretary & Clerk

        ACKNOWLEDGMENT AND AGREEMENT OF MUNICIPAL REVIEW COMMITTEE, INC.

            Municipal Review Committee, Inc. (the "Municipal Review Committee") hereby acknowledges receipt of a copy of the foregoing Second Amended, Restated and Extended Waste Disposal Agreement, dated as of ___________, 199_, between [Municipality] and Penobscot Energy Recovery Company, Limited Partnership, and hereby agrees to undertake and perform all duties and responsibilities imposed upon it by the provisions thereof.

            IN WITNESS WHEREOF, the Municipal Review Committee has caused its duly authorized officer to execute this Acknowledgment and Agreement as of the ____ day of ____________, 199_.

                                       MUNICIPAL REVIEW COMMITTEE, INC.

                                                      By

                                       By Gerald Kempen
                                          --------------------------------------
                                          Its President